Exhibit 10.10

Executed Version

FIRST LIEN CREDIT AGREEMENT

dated as of

January 16, 2008,

among

GLOBAL GEOPHYSICAL SERVICES, INC.,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE,

as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC

and

JEFFERIES FINANCE LLC,

as Joint Bookrunners and Co-Lead Arrangers

WHITNEY NATIONAL BANK,

as Syndication Agent

and

ALLIED IRISH BANKS PLC,

as Documentation Agent

i

SCHEDULES

Schedule 1.01(a)	-	Existing Letters of Credit
Schedule 1.01(b)	-	Mortgaged Property
Schedule 2.01	-	Lenders and Commitments
Schedule 3.01	-	Organization; Power; Qualification
Schedule 3.02	-	Ownership
Schedule 3.09	-	ERISA
Schedule 3.12	-	Breaches and Defaults under Material Contracts
Schedule 3.13	-	Labor Union
Schedule 3.18	-	Real Property
Schedule 3.20	-	Debt and Guaranty Obligations
Schedule 3.21	-	Litigation
Schedule 3.26	-	Insurance
Schedule 3.27(a)	-	UCC Filing Offices
Schedule 3.27(c)	-	Mortgage Filing Offices
Schedule 3.27(d)	-	Vessel Mortgage Filing Offices
Schedule 6.02	-	Existing Liens

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D-1	-	Form of Collateral Agreement
Exhibit D-2	-	Form of Guaranty Agreement
Exhibit E	-	Form of Officer’s Compliance Certificate
Exhibit F	-	Form of Opinion of Haynes and Boone, LLP
Exhibit G	-	Form of Intercreditor Agreement
Exhibit H	-	Form of Vessel Mortgage

v

FIRST LIEN CREDIT AGREEMENT dated as of January 16, 2008 among GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation (the “Borrower”), the Lenders (as defined in Article 1), and CREDIT SUISSE, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

The Borrower has requested the Lenders to extend credit in the form of (a) Term Loans (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article 1) on the Closing Date, in an aggregate principal amount of $120,000,000, and (b) Revolving Loans at any time after the Closing Date and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $30,000,000.  The Borrower has requested the Swingline Lender to extend credit, at any time after the Closing Date and from time to time prior to the Revolving Credit Maturity Date, in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $5,000,000.  The Borrower has requested the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $30,000,000, to support payment and performance obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries.  The proceeds of the Term Loans are to be used solely (v) to repay all amounts outstanding or due under, and terminate, the Existing Credit Agreements, (w) to fund Capital Expenditures expected to be incurred by the GGS Companies, (x) to pay related fees and expenses, (y) to fund repurchases of shares of the Borrower’s Class A Common Stock and Class B Common Stock to the extent permitted under Section 6.06(e) and (z) for other general corporate purposes.  The proceeds of the Revolving Loans and the Swingline Loans are to be used solely for working capital and other general corporate purposes of the Borrower and its Subsidiaries.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein.   Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.   Defined Terms.   As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries.   The term “control” shall mean (a) the power to vote 10% or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.   If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.   Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Law” shall mean all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Percentage” shall mean, for any day (a) with respect to any Eurodollar Term Loan, 4.75% per annum, (b) with respect to any ABR Term Loan, 3.75% per annum and (c) with respect to any Eurodollar Revolving Loan or ABR Revolving Loan, the applicable percentage set forth below under the caption “Eurodollar Spread—Revolving Loans” or “ABR Spread—Revolving

Loans”, as the case may be, based upon the Total Leverage Ratio as of the relevant date of determination:

Total Leverage Ratio	Eurodollar Spread – Revolving Loans	ABR Spread - Revolving Loans
Category 1 Equal to or greater than 2.00 to 1.00	4.75%	3.75%

Category 2 Equal to or greater than 1.75 to 1.00, but less than 2.00 to 1.00	4.25%	3.25%

Category 3 Equal to or greater than 1.50 to 1.00, but less than 1.75 to 1.00	4.00%	3.00%

Category 4 Equal to or greater than 1.25 to 1.00, but less than 1.50 to 1.00	3.75%	2.75%

Category 5 Less than 1.25 to 1.00	3.50%	2.50%

Each change in the Applicable Percentage resulting from a change in the Total Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or 5.01(b) and Section 5.01(d), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change.   Notwithstanding the foregoing, until the Borrower shall have delivered the financial statements and certificates required by Section 5.01(a) and Section 5.01(d), respectively, for the period ended March 31, 2008, the Total Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage.  In addition, (a) at any time during which the Borrower has failed to deliver the financial statements and certificates required by Section 5.01(a) or 5.01(b) and Section 5.01(d), respectively, or (b) at any time after the occurrence and during the continuance of an Event of Default, the Total Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage.   In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.01(a), 5.01(b) or 5.01(d) is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Percentage shall be determined based on the corrected Compliance Certificate for such Applicable

Period, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.19.  The provisions of the immediately preceding sentence shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.07 and Article 7 hereof.

“Applicable Period” shall have the meaning assigned to such term in the definition of “Applicable Percentage”.

“Approved Fund” shall mean any Person (other than a natural Person), including any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that such Person must be administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean Credit Suisse Securities (USA) LLC and Jefferies Finance LLC, in their capacities as co-lead arrangers and joint bookrunners of the Loans hereunder.

 “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Available Amount” shall mean, at any time of determination, the cumulative amount of Excess Cash Flow for each fiscal year commencing on or after January 1, 2008, and ending prior to the time of determination that (a) was not or is not required to be applied to prepay the Loans and/or cash collateralize Letters of Credit and/or prepay loans under the Second Lien Credit Agreement as described in Section 2.13(f) and (b) has not been utilized on or prior to the time of determination pursuant to Section 6.03(c), Section 6.03(i), Section 6.05(h) or Section 6.06(g).

 “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall mean Global Geophysical Services, Inc., a Delaware corporation.

“Borrower Materials” shall have the meaning assigned to such term in Section 5.02.

“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City or Houston, Texas are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) obligations in respect of Capital Leases incurred by the Borrower and its consolidated Subsidiaries during such period; provided that Capital Expenditures for any period shall not include (i) the purchase of any capital asset made within 365 days (or within an additional six months if a binding agreement to reinvest is entered into with an entity that is not an Affiliate within such 365-day period) of the sale of any asset to the extent such purchase is effected with the proceeds of such sale made pursuant to and in accordance with Section 2.13(d), (ii) the purchase of any capital asset made within 365 days (or within an additional six months if a binding agreement to reinvest is entered into with an entity that is not an Affiliate within such 365-day period) of the receipt of insurance or condemnation proceeds to the extent such purchase is effected with such insurance or condemnation proceeds pursuant to and in accordance with Section 2.13(e), (iii) any capital asset acquired during such period as part of a Permitted Acquisition and (iv) any capital asset purchased or acquired for consideration consisting of any combination of (x) Equity Interests of the Borrower or (y) the then Equity Proceeds Available Amount.

“Capital Lease” shall mean any lease of any property by any Person as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a balance sheet of such Person.  The amount of the obligations of any Person under any Capital Lease shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall have the meaning assigned to such term in Section 6.03(b).

A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d 5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than any of the

Borrower’s shareholders of record on the Closing Date (i) shall own, directly or indirectly, beneficially or of record, shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower and the percentage of the aggregate ordinary voting power acquired by such person or group exceeds the percentage of such voting power owned by the Kelso Investors and their Affiliates (other than any portfolio company) or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower, (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither (i) members of the board of directors of the Borrower on the Closing Date, (ii) nominated by the board of directors of the Borrower nor (iii) appointed by directors so nominated, or (c) any change in control (or similar event, however denominated) with respect to the Borrower or any Subsidiary shall occur under and as defined in any indenture or agreement governing Subordinated Debt to which the Borrower or any Subsidiary is a party.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Term Loan Commitment or Swingline Commitment.

“Closing Date” shall mean the date of the first Credit Event.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral Agreement” shall mean the First Lien Collateral Agreement, substantially in the form of Exhibit D-1 hereto, among the Borrower, the Subsidiary Guarantors and the Collateral Agent for the ratable benefit of the Secured Parties.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment, Term Loan Commitment and Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated December 2007.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the revolving credit, swingline, letter of credit and term loan facilities provided for by this Agreement.

“Debt” of any Person shall mean at any date and without duplication, the sum of the following: (a) all liabilities, obligations and indebtedness for borrowed money and all obligations evidenced by bonds, debentures, notes or other similar instruments of such Person, (b) all obligations to pay the deferred purchase price of property or services of such Person, excluding trade payables arising in the ordinary course of business, and all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (c) all obligations of such Person as lessee under Capital Leases, (d) all Debt of any other Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, whether or not the obligations secured thereby have been assumed; provided that, if not assumed, the amount of Debt related thereto shall be limited to the lesser of the amount of such obligations and the fair market value of such assets securing such obligations, (e) all obligations, contingent or otherwise, of such Person relative to the face amount of letters of credit, whether or not drawn, including any reimbursement obligation in respect of any Letter of Credit, and banker’s acceptances issued for the account of such Person, (f) all net payment obligations incurred by such Person pursuant to Financial Hedging Agreements and (g) all Guaranty Obligations of such Person of any such obligation of the type described in clauses (a) – (f) hereof of any other Person.  The Debt of any Person shall include the Debt of any partnership in which such Person is a general partner.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Revolving Credit Lender that has (a) defaulted in its obligation to make a Revolving Loan or to fund its participation in a Letter of Credit or Swingline Loan required to be made or funded by it hereunder, (b) notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation or (c) become insolvent or the assets or management of which has been taken over by any Governmental Authority.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” shall mean, for any period, the sum of the following determined on a consolidated basis, without duplication, for the GGS Companies:  (a) Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining such Net Income: (i) income, property, foreign and franchise taxes, (ii) Interest Expense, (iii) all amounts attributable to amortization, depreciation and impairment of goodwill or other intangible assets, (iv) extraordinary losses, other than any non-cash losses that constitute an accrual of or reserve for future cash payments or amortization of a prepaid cash item that was paid in a prior period, (v) unusual, non-recurring or other non-cash charges, other than any non-cash charges that constitute an accrual of or reserve for future cash payments or amortization of a prepaid cash item that was paid in a prior period, (vi) unusual or non-recurring cash charges in an aggregate amount not to exceed 5% of the amount of EBITDA for such period prior to the adjustment provided for in this clause (provided that any such adjustment shall not be available more than twice during the term of this Agreement), (vii) any fees, costs and expenses related to the Transactions or any Permitted Acquisitions, (viii) any fees, costs, expenses or other charges incurred in connection with any issuance of Debt or Equity Interests by any GGS Company, and (ix) payments made pursuant to earn-out provisions of acquisition agreements entered into in connection with Permitted Acquisitions less (c) to the extent included in determining such Net Income, interest income and any extraordinary, unusual or non-recurring gains or other non-cash gains.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

 “Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” shall mean any and all federal, foreign, state, provincial and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Proceeds Available Amount” shall mean, at any time of determination, the cumulative amount of Net Cash Proceeds of any offering or sale of Equity Interests by the Borrower (other than to any GGS Company) after the Closing Date and on or prior to the time of determination that (a) was not or is not required to be applied to prepay the Loans and/or cash collateralize Letters of Credit and/or prepay loans under the Second Lien Credit Agreement as described in Section 2.13(c) and (b) has not been utilized on or prior to the time of determination pursuant to clause (iv)(y) of the proviso to the definition of “Capital Expenditures”, Section 6.03(c), Section 6.03(i), Section 6.05(h), Section 6.06(h) or Section 6.15 or as a Specified Equity Contribution pursuant to Section 7.02 or as a “Specified Equity Contribution” pursuant to Section 7.02 of the Second Lien Credit Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, for any period of determination, the sum of the following determined on a consolidated basis, without duplication, for the GGS Companies: (a) EBITDA for such period, adjusted to exclude any gains or losses attributable to any events as a result of which a prepayment of the Loans and/or cash collateralization of the Letters of Credit and/or prepayment of loans under the Second Lien Credit Agreement is required pursuant to Section 2.13(d) or Section 2.13(e), minus (b) income, property, foreign and franchise taxes payable in cash for such period, minus (c) Interest Expense (paid in cash) during such period, minus (d) permanent repayments of Debt permitted hereunder (other than mandatory prepayments of Loans and loans under the Second Lien Credit Agreement under Section 2.13) made in cash by the GGS Companies during such period, but only to the extent that the Debt so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Debt, minus (e) Capital Expenditures made in cash in accordance with Section 6.13 during such period, except to the extent financed with the proceeds of Debt (including, for the avoidance of doubt, Debt previously or contemporaneously incurred under the Loan Documents or the Second Lien Loan Documents) or equity issuances or other proceeds that would not be included in EBITDA, minus (f) cash investments in Permitted Acquisitions during such period, except to the extent financed with the proceeds of Debt (including, for the avoidance of doubt, Debt previously or contemporaneously incurred under the Loan Documents or the Second Lien Loan Documents), equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in EBITDA, minus (g) cash payments made during such period pursuant to earn-out provisions of acquisition agreements entered into in connection with Permitted Acquisitions, minus (h) any extraordinary, non-recurring or unusual charges, losses or expenses to the extent paid in cash and added to Net Income in determining EBITDA for such period, plus or minus (as applicable) (i) net changes in working capital during such period (other than cash and Cash Equivalents), minus (j) any fees, costs and expenses related to the Transactions and incurred during such period and minus (k) any fees, costs, expenses or other cash charges incurred during such period in connection with any issuance of Debt or Equity Interests by any GGS Company.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a).

“Existing Credit Agreements” shall mean, collectively, (i) the First Lien Credit Agreement dated as of February 7, 2007 among the Borrower, the lenders party thereto, and Credit Suisse, as administrative agent and collateral agent, together with all collateral and guarantee documents executed in connection therewith and (ii) the Second Lien Credit Agreement dated as of February 7, 2007 among the Borrower, the lenders party thereto, and Credit Suisse, as administrative agent and collateral agent, together with all collateral and guarantee documents executed in connection therewith, in each case as in effect immediately prior to the Closing Date.

“Existing Letter of Credit” shall mean each Letter of Credit previously issued for the account of the Borrower that (a) is outstanding on the Closing Date and (b) is listed on Schedule 1.01(a).

“FDIC” shall mean the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated December 3, 2007, among the Borrower, the Arrangers and the Administrative Agent.

“Fees” shall mean the fees payable hereunder, under any other Loan Document or under the Fee Letter, including, without limitation, the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Financial Covenants” shall mean the covenants set forth in Sections 6.16 and 6.17.

“Financial Hedging Agreement” shall mean any agreement with respect to any Interest Rate Contract or Foreign Exchange Agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Financial Hedging Obligation” shall have the meaning assigned thereto in the definition of “Obligations”.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Foreign Exchange Agreement” shall mean any agreement with respect to any forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in currency values, all as amended, restated, supplemented or otherwise modified from time to time.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“GGS Companies” shall mean the Borrower and the Subsidiaries.

“Governmental Approvals” shall mean all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guaranty Agreement” shall mean the First Lien Guaranty Agreement, substantially in the form of Exhibit D-2 hereto, executed by the Subsidiary Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the other Secured Parties.

“Guaranty Obligation” shall mean, with respect to any Person, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” shall mean any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Inactive Subsidiary” shall mean any Subsidiary that (a) has assets with a book value not in excess of $100,000 and (b) does not have any Debt outstanding.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, substantially in the form of Exhibit G, among the GGS Companies from time to time party thereto, the First Lien Administrative Agent (as defined therein) and the Second Lien Administrative Agent (as defined therein).

“Interest Coverage Ratio” shall mean the ratio of (i) EBITDA for the period of four consecutive fiscal quarters ending on or immediately prior to any date of determination to (ii) Interest Expense paid in cash for the period of four consecutive fiscal quarters ending on or immediately prior to such date of determination.

“Interest Expense” shall mean, with respect to the GGS Companies for any period, the gross interest expense paid or payable (including interest expense attributable to Capital Leases and all net payment obligations pursuant to

Financial Hedging Agreements and excluding the effect of any changes in fair value with respect to any Financial Hedging Agreements) of the GGS Companies, all determined for such period on a consolidated basis, without duplication.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including any Swingline Loan), the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or twelve months thereafter if, at the time of such Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.   Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Contract” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option, forward rate agreement, any agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Issuing Bank” shall mean, as the context may require, (a) Credit Suisse, acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder, (b) with respect to each Existing Letter of Credit, the Lender that issued such Existing Letter of Credit, and (c) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or Section 2.23(k), with respect to Letters of Credit issued by such Lender.  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“Kelso Agreement” shall mean that certain letter agreement between the Borrower and Kelso & Company, L.P.  dated as of December 1, 2006, as in effect on the Closing Date.

“Kelso Investors” shall mean Kelso Investment Associates VII, L.P.  and KEP VI, LLC.

“L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.23.

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.   The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Lenders” shall mean (a) the persons listed on Schedule 2.01 or in the Register on the date hereof (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance.  Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.23 and any Existing Letter of Credit.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m.  (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m.  (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Parties” shall mean the Borrower and the Subsidiary Guarantors.

“Loans” shall mean the Revolving Loans, the Term Loans and the Swingline Loans.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the properties, business, operations, operating results or condition (financial or otherwise) of the GGS Companies, taken as a whole, (b) a material impairment of the ability of either (x) the Borrower or (y) the Loan Parties, taken as a whole, to perform any of its or their obligations under any Loan Document to which it or they are or will be a party or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under the Loan Documents.

“Material Contract” shall mean (a) any contract or other agreement, written or oral, of any GGS Company involving monetary liability of or to any such Person in an amount in excess of $2,500,000 per annum, or (b) any other contract or agreement, written or oral, of any GGS Company the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean, initially, the owned real properties and leasehold and subleasehold interests of the Loan Parties specified on Schedule 1.01(b) and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.14 or Section 5.17.

“Mortgage Requirement” shall have the meaning assigned to such term in Section 5.14(d).

“Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 5.14 or Section 5.17, each in form and substance reasonably acceptable to the Administrative Agent.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six years.

“Net Cash Proceeds” shall mean, as applicable, (a) with respect to any sale or other disposition of assets, the gross cash proceeds received (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received) by any GGS Company from such sale or other disposition less the sum of (i) all income taxes and other taxes assessed by a Governmental Authority as a result of such sale or other disposition and any other reasonable fees, costs and expenses incurred in connection therewith (including reasonable legal fees) and (ii) the principal amount of, premium, if any, and interest on any Debt secured by a Lien on the asset (or a portion thereof) sold or disposed, which Debt is required to be repaid in connection with such sale or other disposition, (b) with respect to any offering of any Equity Interest or issuance of Debt, the gross cash proceeds received by any GGS Company therefrom less all legal and other customary underwriting and other fees, costs and expenses incurred in connection therewith and (c) with respect to any payment under an insurance policy or in connection with a condemnation proceeding, the amount of cash proceeds received by any GGS Company from an insurance company or Governmental Authority, as applicable, net of all reasonable costs and expenses of collection (including reasonable legal fees).

“Net Income” shall mean, for any period of determination, the net income (or loss) of the GGS Companies for such period, determined on a consolidated basis; provided that there shall be excluded from Net Income (a) the net income (or loss) of any Person in which any GGS Company has a joint interest with a third party (other than any director or other person holding qualifying shares in accordance with applicable law), except to the extent such net income is actually paid to the Borrower or any wholly owned GGS Company by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any GGS Company or that Person’s assets are acquired by any GGS Company except to the extent included pursuant to the foregoing clause (a) and (c) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary; and provided further that there shall be excluded from Net Income any item of income or expense relating to change in fair value of any Financial Hedging Agreement.

“Obligations” shall mean, in each case, whether now in existence or hereafter arising: (a) the principal of and premium, if any, and interest on (including interest accruing after the filing of any bankruptcy or similar petition (or that would accrue but for the operation of applicable bankruptcy or insolvency laws), regardless of whether allowed or allowable in such proceeding) the Loans, (b) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing after the filing of any bankruptcy or similar petition (or that would accrue but for the operation of applicable bankruptcy or insolvency laws), regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, (c) all existing or future payment and other obligations owing by the Borrower under any Financial Hedging Agreement (which such Financial Hedging Agreement is permitted hereunder) with any Person that is an Arranger or a Lender or an Affiliate of an Arranger or a Lender as of the date hereof (but only in respect of any Financial Hedging Agreement outstanding as of the date hereof) or at the time such Financial Hedging Agreement is executed (all such obligations with respect to any such Financial Hedging Agreement, “Financial Hedging Obligations”) and (d) all other fees and commissions (including reasonable attorneys’ fees), charges, indebtedness, loans, liabilities, indemnities, financial accommodations, obligations, covenants and duties owing by any GGS Company to the Lenders or the Administrative Agent or the Collateral Agent (including any obligations accruing after the filing of any bankruptcy or similar petition (or that would accrue but for the operation of applicable bankruptcy or insolvency laws), regardless of whether allowed or allowable in such proceeding), in each case under or in respect of this Agreement, any promissory notes executed and delivered pursuant to Section 2.04(e), any Letter of Credit or any of the other Loan Documents of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, liquidated or unliquidated, and whether or not evidenced by any note.

“OFAC” shall have the meaning assigned to such term in Section 3.25.

“Officer’s Compliance Certificate” shall have the meaning assigned to such term in Section 5.01(d).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Owned Real Property” shall mean the real property owned by the Borrower and located at 13927 S.  Gessner, Missouri City, Texas, and intended for use as the corporate headquarters of the Borrower.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any of its current or former ERISA Affiliates.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit A to the Collateral Agreement.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.03(c).

“Person” or “person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Platform” shall have the meaning assigned to such term in Section 5.02.

“Pledged Debt” shall mean any debt instrument constituting Collateral under any of the Security Documents.

“Pledged Equity” shall mean any certificated equity security constituting Collateral under any of the Security Documents.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower.

“Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment.  In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

“Public Lender” shall have the meaning assigned to such term in Section 5.02.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

 “Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents, advisors and members of such person and such person’s Affiliates.

“Repayment Date” shall mean the last Business Day of each March, June, September and December and the Term Loan Maturity Date.

“Required Lenders” shall mean, at any time, Lenders having Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time; provided that the Revolving Loans, L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder (and to acquire participations in Swingline Loans and Letters of Credit as provided for herein) as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

“Revolving Credit Maturity Date” shall mean the sixth anniversary of the Closing Date or, if such date is not a Business Day, the immediately preceding Business Day.

“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(b).

“Second Lien Credit Agreement” shall mean the Second Lien Credit Agreement dated as of even date herewith, among the Borrower, the lenders from time to time party thereto and Credit Suisse, as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof and of the Intercreditor Agreement.

“Second Lien Credit Facility” shall mean the term loan facility provided for by the Second Lien Credit Agreement.

“Second Lien Loan Documents” shall mean the “Loan Documents” as defined in the Second Lien Credit Agreement.

“Second Priority Liens” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent and the Collateral Agent, (c) any Issuing Bank, (d) each counterparty to any Financial Hedging Agreement with a GGS Company that either (i) is in effect on the Closing Date if such counterparty is an Arranger or a Lender or an Affiliate of an Arranger or a Lender as of the Closing Date or (ii) is entered into after the Closing Date if such counterparty is an Arranger or a Lender or an Affiliate of an Arranger or a Lender at the time such Financial Hedging Agreement is entered into, (e) the beneficiaries of each indemnification obligation undertaken by any GGS Company under any Loan Document and (f) the successors and assigns of each of the foregoing.

“Security Documents” shall mean the Guaranty Agreement, the Collateral Agreement, the Intercreditor Agreement, the Mortgages, the Vessel Mortgages and each other agreement or writing pursuant to which any GGS Company purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations (including pursuant to Section 5.14 or Section 5.17).

“Series A Preferred Stock” shall mean the Series “A” Convertible Preferred Stock of the Borrower, the terms and conditions of which are set forth in the Second Amended and Restated Certificate of Designation dated December 1, 2006.

“Solvent” shall mean, as to any Person on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Specified Equity Contribution” shall have the meaning assigned to such term in Section 7.02.

“Sponsor” shall mean Kelso & Company, L.P., a Delaware limited partnership.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board).   Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” shall mean the collective reference to any Debt of the Loan Parties that satisfies the conditions in the proviso to Section 6.01(l).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary that is or becomes a party to the Guaranty Agreement.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans.  The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Credit Suisse, acting through any of its Affiliates or branches, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.22.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” shall mean (i) in the case of a Lender that is a Lender on the date hereof, the amount of such Lender’s “Term Loan Commitment” as set forth in the Register on the date hereof and (ii) in the case of a Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Term Loan Maturity Date” shall mean the seventh anniversary of the Closing Date or, if such date is not a Business Day, the immediately preceding Business Day.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a).

“Termination Event” shall mean except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) the partial or complete withdrawal of the Borrower of any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Total Debt” shall mean, at any time, the total Debt of the Borrower and the Subsidiaries at such time (excluding Debt of the type described in clause (e) of the definition of such term in respect of any letter of credit, except to the extent of any unreimbursed drawings thereunder, and Debt of the type described in clause (f) of the definition of such term).

“Total Leverage Ratio” shall mean, on any date, the ratio of (a) Total Debt on such date to (b) EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.  In any period of four consecutive fiscal quarters in which a Permitted Acquisition occurs, the Total Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.03.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.  The initial Total Revolving Credit Commitment is $30,000,000.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (b) the execution, delivery and performance by the Loan Parties of the Second Lien Loan Documents to which they are a party and the making of borrowings thereunder, (c) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Credit Agreements and (d) the payment of related fees and expenses.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub.  L.  No.  107-56 (signed into law October 26, 2001)).

“Vessel Mortgages” shall mean the preferred fleet mortgages, ship mortgages and other security documents delivered pursuant to Section 5.14 or Section 5.17, each substantially in the form of Exhibit H.

“Weinman Acquisition” shall mean the acquisition of all or substantially all of the assets of Weinman GeoScience, Inc. by the Borrower and/or a Subsidiary Guarantor in accordance in all material respects with the terms and provisions set forth in that certain letter agreement dated December 6, 2007 by and among the Borrower, Weinman GeoScience, Inc., Barry Weinman and Jane Weinman; provided, however, that any Debt incurred by the Borrower and/or any Subsidiary (other than Debt permitted under Section 6.01(o)) must be Subordinated Debt permitted under Section 6.01(s); provided, further, that there is no amendment to such letter agreement that is adverse to the Lenders without the written consent of the Administrative Agent.

“wholly owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

Section 1.02.   Terms Generally.   The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 6 or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article 6 or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.03.   Pro Forma Calculations.   With respect to any period of four consecutive fiscal quarters during which any Permitted Acquisition occurs (and for purposes of determining whether an acquisition is a Permitted Acquisition under Section 6.03(c) or would result in a Default or an Event of Default), the Total Leverage Ratio shall be calculated with respect to such period on a pro forma basis after giving effect to such Permitted Acquisition (including, without duplication, (a) all pro forma adjustments permitted or required by Article 11 of Regulation S-X under the Securities Act of 1933, as amended, and (b) pro forma adjustments for cost savings (net of continuing associated expenses) to the extent such cost savings are factually supportable, are expected to have a continuing impact and have been realized or are reasonably expected to be realized within 12 months following such Permitted Acquisition; provided that all such adjustments shall be set forth in a reasonably detailed certificate of a Financial Officer of the Borrower), using, for purposes of making such calculations, the historical financial statements of the Borrower and the Subsidiaries which shall be reformulated as if such Permitted Acquisition, and any other Permitted Acquisitions that have been consummated during the period, had been consummated on the first day of such period.

Section 1.04.   Classification of Loans and Borrowings.   For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Credit Borrowing”).

Section 1.05.   Senior Debt.   The Loans and other Obligations under the Loan Documents are hereby designated as “Senior Debt” and “Designated Senior Debt” under all instruments and documents, now or in the future, relating to the Subordinated Debt.

ARTICLE 2

THE CREDITS

Section 2.01.   Commitments.   Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (a) to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment; provided that the amount payable by such Lender to the Borrower pursuant to such Term Loan will equal 99% of the aggregate principal amount of such Term Loan, and (b) to make Revolving Loans to the Borrower, at any time and from time to time after the date hereof, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment.  Within the limits set forth in clause (b) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.  Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.02.   Loans.   (a)  Each Loan (other than Swingline Loans as to which this clause (a) shall not apply) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $250,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b)        Subject to Sections 2.02(f), 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)        Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)           Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short term funds (which determination shall be conclusive absent manifest error).  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e)        Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

(f)         If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.23(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof.  Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.01(b) and 4.01(c) have been satisfied, such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and, to the extent of such payment, the obligations of the Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Revolving Credit Borrowing, and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Revolving Credit Lender shall not constitute a Loan and shall not relieve the Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders.  The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear.  If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

Section 2.03.   Borrowing Procedure.   In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before a proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing (provided that, until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 14 Business Days after the Closing Date), the Borrower shall not be permitted to request a Eurodollar Borrowing with an Interest Period in excess of one month); (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02.  If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Section 2.04.   Evidence of Debt; Repayment of Loans.  (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender as provided in Section 2.11 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date.  The Borrower hereby promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Credit Maturity Date.

(b)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)        The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof.

(d)        The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e)        Any Lender may request that Loans made by it hereunder be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower.  Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

Section 2.05.   Fees.   (a)  The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to 0.50% per annum on the daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated).  All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.  For purposes of calculating Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b)        The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(c)        The Borrower agrees to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Percentage from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) on the last Business Day of each March, June, September and December, to the Issuing Bank with respect to each Letter of Credit a fronting fee (which shall accrue at the rate of 0.125% per annum or at another rate agreed by the Borrower and the Issuing Bank) and the standard issuance and drawing fees specified from time to time by the Issuing Bank (the “Issuing Bank Fees”).  All L/C Participation Fees and

Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d)        All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06.   Interest on Loans.   (a)  Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b)        Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c)        Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.  The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.07.   Default Interest.   Upon the occurrence and during the continuance of any Event of Default arising under Sections 7.01(a), 7.01(b), 7.01(i) or 7.01(j) or, at the election of the Required Lenders, upon the occurrence and continuance of any other Event of Default, to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Revolving Loan plus 2.00% per annum.

Section 2.08.   Alternate Rate of Interest.   In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders.  In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing.  Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

Section 2.09.   Termination and Reduction of Commitments.   (a) The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date.  The Revolving Credit Commitments and the Swingline Commitment shall automatically terminate on the Revolving Credit Maturity Date.  The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date 30 days prior to the Revolving Credit Maturity Date.  Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on January 31, 2008 if the initial Credit Event shall not have occurred by such time.

(b)        Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments, the Revolving Credit Commitments or the Swingline Commitment; provided, however, that (i) each partial reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $250,000 and in a minimum amount of $1,000,000, (ii) each partial reduction of the Swingline Commitment shall be in an integral multiple of $250,000 and in a minimum amount of $500,000 and (iii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.

(c)        Each reduction in the Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments.  The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

Section 2.10.   Conversion and Continuation of Borrowings.   The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 noon, New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 noon, New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 noon, New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i)            until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 14 Business Days after the Closing Date), no ABR Borrowing may be converted into a Eurodollar Borrowing with an Interest Period in excess of one month;

(ii)           each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(iii)          if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iv)          each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(v)           if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(vi)          any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vii)         any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(viii)        no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings  would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and

(ix)           upon the occurrence and during the continuance of any Event of Default arising under Sections 7.01(a), 7.01(b), 7.01(i) or 7.01(j), or upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders upon the occurrence and during the continuance of any other Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto.  If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing.  If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.

Section 2.11.   Repayment of Term Borrowings.   (a) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on each Repayment Date prior to the Term Loan Maturity Date, a principal amount of the Term Loans (as adjusted from time to time pursuant to Sections 2.12 and 2.13(h)), equal to 0.25% of the aggregate principal amount of Term Loans made on the

Closing Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b)        To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c)        All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

Section 2.12.   Optional Prepayment.   (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 noon, New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $1,000,000.

(b)        Optional prepayments of Term Loans shall be applied, first, pro rata against the four next scheduled installments of principal due in respect of the Term Loans under Section 2.11 until such installments have been repaid in full and, second, pro rata against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11.

(c)        Each notice of prepayment shall specify the prepayment date, the principal amount of each Borrowing (or portion thereof) to be prepaid and the Class of Loans to be repaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided that any such notice may state that it is conditioned on the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or before the specified effective date) if such condition is not satisfied.  All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty.  All prepayments under this Section 2.12 (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.13.   Mandatory Prepayments.   (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and all outstanding Swingline Loans and replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and the Issuing Bank with respect to) all outstanding Letters of Credit.  If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and, after the Revolving Credit Borrowings and Swingline Loans shall have been repaid or prepaid in full, replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and the Issuing Bank with respect to) Letters of Credit in an amount sufficient to eliminate such excess.

(b)        The Borrower shall make mandatory principal prepayments of the Loans and/or cash collateralize Letters of Credit and/or prepay loans under the Second Lien Credit Agreement in the manner set forth in Section 2.13(h) below in amounts equal to 100% of the aggregate Net Cash Proceeds from any incurrence of Debt by any GGS Company (except Debt permitted pursuant to Section 6.01).  Such prepayment and/or cash collateralization shall be made within seven Business Days after the date of receipt of Net Cash Proceeds of any such transaction.

(c)        The Borrower shall make mandatory principal prepayments of the Loans and/or cash collateralize Letters of Credit and/or prepay loans under the Second Lien Credit Agreement in the manner set forth in Section 2.13(h) below in amounts equal to 50% of the aggregate Net Cash Proceeds from any offering or sale of Equity Interests by any GGS Company, excluding (i) Net Cash Proceeds from the issuance of any Equity Interests of the Borrower (A) to any Kelso Investor or any other of the Borrower’s shareholders of record on the Closing Date, (B) to management of any GGS Company pursuant to incentive compensation plans in the ordinary course of business or (C) pursuant to a underwritten registered initial public offering of the voting Equity Interests of the Borrower which does not result in a Change in Control and which results in gross proceeds to the Borrower of at least $75,000,000 and (ii) Net Cash Proceeds from the issuance of any Equity Interests to any GGS Company.  Such prepayment and/or cash collateralization shall be made within seven Business Days after the date of receipt of Net Cash Proceeds of any such transaction.

(d)        No later than 365 days (or an additional six months if a binding agreement to reinvest is entered into with an entity that is not an Affiliate within such 365-day period) following the receipt by any GGS Company thereof, the Borrower shall make mandatory principal prepayments of the Loans and/or cash collateralize Letters of Credit and/or prepay loans under the Second Lien Credit Agreement in the manner set forth in Section 2.13(h) below in amounts equal to 100% of the aggregate Net Cash Proceeds from the sale or other disposition or series of related sales or other dispositions of assets by such GGS Company (other than sales or transfers permitted pursuant to Section 6.05(a) through 6.05(e) or Section 6.05(h)); provided that such prepayment and/or cash collateralization shall not be required to the extent that such Net Cash Proceeds are reinvested in Permitted Acquisitions or assets used or useful in the business of the Borrower or its Subsidiaries or any business related thereto that is otherwise permitted under Section 6.12 (such assets the “Eligible Assets”) within the applicable period set forth above.  Notwithstanding any of the foregoing to the contrary, upon and during the continuance of an Event of Default and upon notice from the Administrative Agent, all such Net Cash Proceeds received by the GGS Companies (including all such Net Cash Proceeds received prior to the occurrence of such Event of Default and not subject to a binding agreement to reinvest) shall be applied to make prepayments of the Loans and/or cash collateralize Letters of Credit and/or prepay loans under the Second Lien Credit Agreement, such prepayments and/or cash collateralization to be made within seven Business Days after the applicable GGS Company’s receipt of such Net Cash Proceeds or notice from the Administrative Agent, as applicable.

(e)        No later than 365 days (or an additional six months if a binding agreement to reinvest is entered into with an entity that is not an Affiliate within such 365-day period) following the date of receipt by any GGS Company of any Net Cash Proceeds under any insurance policies (maintained pursuant to Section 5.06 or otherwise) or from any condemnation proceeding (the “Insurance and Condemnation Proceeds”) which have not been applied as of such date to the cost of repairing, restoring or replacing the applicable assets of such GGS Company or in Eligible Assets or such repairs, restoration or replacement of such applicable assets, the Borrower shall make mandatory principal prepayments of the Loans and/or cash collateralize Letters of Credit and/or prepay loans under the Second Lien Credit Agreement in the manner set forth in Section 2.13(h) below in amounts equal to 100% of the aggregate amount of such Insurance and Condemnation Proceeds received by such GGS Company which have not been so applied.  Notwithstanding any of the foregoing to the contrary, upon and during the continuance of an Event of Default and upon notice from the Administrative Agent, all Insurance and Condemnation Proceeds received by any GGS Company (including all such Insurance and Condemnation Proceeds received prior to the occurrence of such Event of Default and not subject to a binding agreement to reinvest) shall be applied to make prepayments of the Loans and/or cash collateralize Letters of Credit and/or prepay loans under the Second Lien Credit Agreement, such prepayments and/or cash collateralization to be made within seven Business Days after such GGS Company’s receipt of such Insurance and Condemnation Proceeds or notice from the Administrative Agent, as applicable.

(f)         No later than 90 days after the end of any fiscal year, beginning the fiscal year ending December 31, 2008, the Borrower shall make a mandatory principal repayment of the Loans and/or cash collateralize Letters of Credit and/or prepay loans under the Second Lien Credit Agreement in the manner set forth in Section 2.13(h) below in an amount equal to 75% of Excess Cash Flow, if any, for such fiscal year; provided that, commencing with the fiscal year ending December 31, 2009, such percentage shall be reduced to 50% if the Total Leverage Ratio at the end of such fiscal year is less than 1.25 to 1.0.

(g)        The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and specifying the prepayment date and (ii) at least five Business Days prior written notice of such prepayment.  All prepayments of Borrowings under this Section shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(h)        Mandatory prepayments and/or cash collateralization under paragraphs (b) though (f) of this Section shall be applied:

(i)            first, pro rata against the four next scheduled installments of principal due in respect of the Term Loans under Section 2.11 until such installments have been repaid in full and, then, pro rata against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11, subject to the proviso to this paragraph below;

(ii)           second, if no Term Loans are outstanding, to prepay ratably outstanding Revolving Loans to the full extent thereof;

(iii)          third, if no Term Loans or Revolving Loans are outstanding, to cash collateralize any outstanding Letters of Credit (up to an aggregate amount equal to the aggregate undrawn face amount of all such Letters of Credit);

(iv)          fourth, to prepay outstanding loans under the Second Lien Credit Agreement (and the corresponding accrued and unpaid interest and fees on the principal amount of such loans so prepaid) if and to the extent required thereby; and

(v)           fifth, any remaining amounts may be retained by the Borrower;

provided that, notwithstanding anything herein to the contrary, any Term Lender may elect, by notice to the Administrative Agent by facsimile within two Business Days of receiving notification from the Administrative Agent of any prepayment of its Term Loans, to decline (in whole but not in part) such prepayment pursuant to paragraphs (b) through (f) of this Section, in which case the aggregate amount of the prepayment that would have been applied to prepay the Term Loans of such declining Term Lender shall be applied as set forth in clauses (iv) and (v) above.  Mandatory prepayments in respect of the Term Loans shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurodollar Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to this Section 2.13(h), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurodollar Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16.

Section 2.14.   Reserve Requirements; Change in Circumstances.   (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or the Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Issuing Bank to be material, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)        If any Lender or the Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)        A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error.  The

Borrower shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d)        Failure or delay on the part of any Lender or the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or the Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or the Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period.  The protection of this Section shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

Section 2.15.   Change in Legality.   (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)            such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii)           such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b)        For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 2.16.   Indemnity.   The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder.  In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period.  A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 2.17.   Pro Rata Treatment.   Except as provided below in this Section 2.17 with respect to Swingline Loans and as required under Section 2.15 (and other than with respect to any prepayment rejected by any Term Lender in accordance with Section 2.13(h)), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans).  For purposes of determining the available Revolving Credit

Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments.  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

Section 2.18.   Sharing of Setoffs.   Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.  The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

Section 2.19.   Payments.   (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim.  Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the

Issuing Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.22(e)) shall be made to the Administrative Agent at its offices at One Madison Avenue, New York, NY 10010 or such other office as may be designated by the Administrative Agent from time to time.  The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b)        Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c)        Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower does not in fact make such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, and to pay interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).

Section 2.20.   Taxes.   (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower or any other Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)        In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)        The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on behalf of itself, a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)        As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)        Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

Section 2.21.   Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.   (a) In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.20 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or the Issuing Bank, as the case may be, and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this

Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank and the Swingline Lender), which consents shall not unreasonably be withheld or delayed and (z) the Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b)        If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.20, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

Section 2.22.   Swingline Loans.   (a) Swingline Commitment.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make loans to the Borrower at any time and from time to time after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $5,000,000 in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment.  Each Swingline Loan shall be in a principal amount that is an integral multiple of $250,000 and not less than $500,000.  The Swingline Commitment may be terminated or reduced from time to time as provided herein.  Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.

(b)        Swingline Loans.  The Borrower shall notify the Administrative Agent by fax, or by telephone (promptly confirmed by fax), not later than 12:00 noon New York City time, on the day of a proposed Swingline Loan.  Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan and the wire transfer instructions for the account of the Borrower to which the proceeds of the Swingline Loan should be disbursed.  The Swingline Lender shall make each Swingline Loan by wire transfer to the account specified in such request.

(c)        Prepayment.  The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written, or fax notice) to the Swingline Lender before 12:00 (noon), New York City time, on the date of prepayment at the Swingline Lender’s address for notices specified in Section 9.01.

(d)        Interest.  Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a).

(e)        Participations.  The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate.  The Administrative Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower (or other person liable for obligations of the Borrower) of any default in the payment thereof.

Section 2.23.   Letters of Credit.   (a) General.  The Borrower may request the issuance of a Letter of Credit for its own account or for the account of any of its wholly owned Subsidiaries (in which case the Borrower and such wholly owned Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time until the 30th day preceding the Revolving Credit Maturity Date while the L/C Commitment remains in effect.  This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

(b)        Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $30,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

(c)        Expiration Date.  Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d)        Participations.  By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit (or, in the case of the Existing Letters of Credit, effective upon the Closing Date).  In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the

Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f).  Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)        Reimbursement.  If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than two hours after the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.

(f)         Obligations Absolute.  The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i)            any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)           any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii)          the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv)          any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi)          any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank.  However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  It is further understood and agreed that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Issuing Bank.

(g)        Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.

(h)        Interim Interest.  If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.

(i)         Resignation or Removal of the Issuing Bank.  The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders.  Upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank.  At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii).  The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j)         Cash Collateralization.  If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to 105% of the L/C Exposure as of such date; provided that the obligation to deposit such cash will become effective immediately, and such deposit will become immediately due and payable, without demand or notice of any kind, upon the occurrence of an Event of Default described in Sections 7.01(i) or 7.01(j).  Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations.  The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits in Cash Equivalents, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)        Additional Issuing Banks.  The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement, subject to such Lender agreeing to provide the Administrative Agent with reports reasonably satisfactory to the Administrative Agent with respect to issuances, amendments, extensions and terminations of Letters of Credit by such Lender.  Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:

Section 3.01.   Organization; Power; Qualification.   Each GGS Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in, and is in good standing in, each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  The jurisdictions in which each GGS Company is organized and qualified to do business as of the Closing Date are described on Schedule 3.01.

Section 3.02.   Ownership.   Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 3.02.  As of the Closing Date, the capitalization of each GGS Company consists of the number of shares or other ownership interests, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 3.02.  All such outstanding shares or other ownership interests have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights.  The equityholders of the GGS Companies and the number of shares owned by each as of the Closing Date are described on Schedule 3.02.  As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the GGS Companies, except as described on Schedule 3.02.

Section 3.03.   Authorization of Agreement, Loan Documents and Borrowing.  Each GGS Company has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents and each other agreement or instrument contemplated thereby to which it is a party in accordance with their respective terms and, in the case of the Borrower, to borrow hereunder.  This Agreement and each of the other Loan Documents and each other agreement or instrument contemplated thereby have been duly executed and delivered by the duly authorized officers of the respective GGS Company party thereto, and each such document constitutes the legal, valid and binding obligation of each GGS Company party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

Section 3.04.   Compliance of Agreement, Loan Documents and Borrowing With Laws, Etc..  The execution, delivery and performance by each GGS Company of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the extensions of credit hereunder and the other transactions (including the other Transactions) contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval (except for  (x) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (y) recordation of the Mortgages and the Vessel Mortgages and (z) such as have been made or obtained and are in full force and effect) or violate any Applicable Law relating to the GGS Companies, (ii) conflict with, result in a breach of or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligations under, the articles of incorporation, bylaws or other organizational documents of any GGS Company or any indenture or Material

Contract to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents and the Second Priority Liens or (iv) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority (other than as set forth in clause (i)) and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any other Loan Document except where failure to obtain any such consents could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.05.   Compliance with Law; Governmental Approvals.  Each GGS Company (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance in all material respects with each Governmental Approval applicable to it and in compliance in all material respects with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law.

Section 3.06.   Tax Returns and Payments.  Each GGS Company has duly filed or caused to be filed all federal, material state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable.  Such returns accurately reflect in all material respects all liability for taxes of the GGS Companies for the periods covered thereby.  There is no ongoing audit or examination or, to the knowledge of any GGS Company, other investigation by any Governmental Authority of the tax liability of any GGS Company.  No Governmental Authority has asserted any Lien or other claim against any GGS Company with respect to unpaid taxes, other than any Lien or claim that has been discharged or resolved or is being contested in compliance with Section 5.08.  The charges, accruals and reserves on the books of each GGS Company in respect of federal, state, local and other taxes for all fiscal years and portions thereof since the organization of such GGS Company are, in the judgment, of such GGS Company adequate, and no GGS Company anticipates any material additional taxes or assessments for any of such years.

Section 3.07.   Intellectual Property Matters.   Each GGS Company owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and, to each GGS Companies’ knowledge, no GGS Company is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except where such liabilities, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.08.   Environmental Matters.   Except for any such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect,

(a)        The properties owned, leased or operated by the GGS Companies do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws;

(b)        Each GGS Company and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof and no GGS Company has become subject to any liability under any Environmental Law;

(c)        No GGS Company has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does any GGS Company have knowledge or reason to believe that any such notice will be received or is being threatened;

(d)        Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any GGS Company in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

(e)        No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of any GGS Company, threatened, under any Environmental Law to which any GGS Company is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any GGS Company or such properties or such operations; and

(f)         There has been no release, or to the best of each GGS Company’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by any GGS Company, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

Section 3.09.   ERISA.

(a)        As of the Closing Date, no GGS Company or ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 3.09;

(b)        Each GGS Company and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired.  No liability has been incurred by any GGS Company or ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for liabilities that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(c)        As of the Closing Date, no Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has any GGS Company or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(d)        Except where the failure, individually or in the aggregate, of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no GGS Company or ERISA Affiliate has:  (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

(e)        No Termination Event has occurred or is reasonably expected to occur; and

(f)         Except where the failure, individually or in the aggregate, of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of each GGS Company after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any GGS Company or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

Section 3.10.   Use of Proceeds; Margin Stock.

(a)        The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement.

(b)        No GGS Company is engaged principally or as one of its primary activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U).  No part of the proceeds of any of the Loans or Letters of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X.

Section 3.11.   Government Regulation.   No GGS Company is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and no GGS Company is, or after giving effect to any extension of credit hereunder will be, subject to regulation under the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur debt or consummate the transactions contemplated hereby.

Section 3.12.   Material Contracts.   Other than as set forth in Schedule 3.12, each Material Contract of the GGS Companies is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof.  No GGS Company (nor, to the knowledge of any GGS Company, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

Section 3.13.   Employee Relations.  As of the Closing Date, no GGS Company is party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 3.13.  Except for any such matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect (i) no GGS Company knows of any pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries, (ii) the hours worked by and payments made to employees of the GGS Companies have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, (iii) all payments due from any GGS Company, or for which any claim may be made against any GGS Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such GGS Company and (iv) the consummation of the transactions contemplated hereby will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any GGS Company is bound.

Section 3.14.   Burdensome Provisions.   No GGS Company is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or similar restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect.  The GGS Companies do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.  No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Equity Interests to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or as otherwise permitted under Section 6.11.

Section 3.15.   Financial Statements.   The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and related statements of income, stockholder’s equity and cash flows (i) as of and for the fiscal years ended December 31, 2004, 2005 and 2006, audited by and accompanied by the opinion of UHY, LLP, independent public accountants, and (ii) as of and for the fiscal quarters and the portion of the fiscal year ended March 31, 2007, June 30, 2007 and September 30, 2007, in each case certified by its chief financial officer.  Such financial statements present fairly the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods.  Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof.  Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

Section 3.16.   No Material Adverse Change.  Since December 31, 2006, there has been no material adverse change in the properties, business, operations, operating results or condition (financial or otherwise) of the GGS Companies (taken as a whole) and no event has occurred or condition arisen that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.17.   Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, each GGS Company is Solvent.

Section 3.18.   Titles to Properties.  Schedule 3.18 sets forth each parcel of real property owned or leased by the GGS Companies and each GGS Company has such title to the real property owned or leased by it as is reasonably necessary to the conduct of its business and valid and legal title to all of its personal property and assets, except those which have been disposed of by the GGS Companies subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

Section 3.19.   Liens.  None of the properties and assets of any GGS Company is subject to any Lien, except Liens permitted pursuant to Section 6.02.  No GGS Company has signed any financing statement or any security agreement authorizing any secured party thereunder to file any financing statement, except to perfect those Liens permitted by Section 6.02 hereof.

Section 3.20.   Debt and Guaranty Obligations.  Schedule 3.20 is a complete and correct listing of all Debt and Guaranty Obligations of the GGS Companies as of the Closing Date (other than under the Loan Documents and Debt owed to another GGS Company).  The GGS Companies have performed and are in compliance in all material respects with all of the terms of such Debt and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default, on the part of any GGS Company exists with respect to any such Debt or Guaranty Obligation.

Section 3.21.   Litigation.  Except for matters existing on the Closing Date and set forth on Schedule 3.21, there are no actions, suits, proceedings or investigations pending nor, to the knowledge of any GGS Company, threatened against or in any other way relating adversely to or affecting any GGS Company or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority (i) that involve any Loan Document or the Transactions or (ii) that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Since the Closing

Date, there has been no change in the status of the matters disclosed on Schedule 3.21 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.22.   Absence of Defaults.  No event has occurred or is continuing which constitutes a Default or an Event of Default.  No event has occurred or is continuing which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any GGS Company under any Material Contract or judgment, decree or order to which any GGS Company is a party or by which any GGS Company or any of its properties may be bound or which would require any GGS Company to make any payment thereunder prior to the scheduled maturity date therefor, in each case where any such event could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.23.   Senior Debt Status.  The Obligations of each GGS Company under this Agreement and each of the other Loan Documents rank senior in priority of payment to all Subordinated Debt and constitute “Senior Indebtedness” and, together with the obligations under the Second Lien Credit Agreement, sole “Designated Senior Debt” under all instruments and documents, now or in the future, governing all Subordinated Debt of such GGS Company.

Section 3.24.   Accuracy and Completeness of Information.  The Confidential Information Memorandum and all other written information, reports, financial statements, exhibits, schedules and other papers and data produced by or on behalf of the GGS Companies (other than financial projections, which shall be subject to the standard set forth in Section 5.01(c)) and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all material respects.  No document furnished or written statement made (as such documents and statements may be corrected or supplemented, to the extent necessary, prior to each date the representations contained in this Article 3 are made or deemed made) to the Administrative Agent or the Lenders by the GGS Companies in connection with the negotiation, preparation, execution or performance of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the GGS Companies, taken as a whole, or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

Section 3.25.   Sanctioned Persons.  None of the GGS Companies nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of any GGS Company is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and no GGS Company will directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S.  sanctions administered by OFAC.

Section 3.26.   Insurance.  Schedule 3.26 sets forth a true, complete and correct description of all insurance maintained by the GGS Companies as of the Closing Date.  As of such date, such insurance is in full force and effect and all premiums due and payable thereon have been paid.  The GGS Companies have insurance in such amounts and covering such risks and liabilities as are in accordance with customary industry practice.

Section 3.27.   Security Documents.  (a) The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Collateral Agreement) and the proceeds thereof and (i) when the Pledged Debt and Pledged Equity are delivered to the Collateral Agent, the Lien created under the Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.27(a), the Lien created under the Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Collateral Agreement), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

(b)        Upon the recordation of the Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.27(a), the Lien created under the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof), except as otherwise permitted under Section 6.02.

(c)        The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.27(c), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02.

(d)        The Vessel Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the marine vessel thereunder and the proceeds thereof, and when the Vessel Mortgages are filed in the offices specified on Schedule 3.27(d), the Vessel Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such marine vessel and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02.

ARTICLE 4
CONDITIONS OF LENDING

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

Section 4.01.   All Credit Events.  On the date of each Borrowing (other than a conversion or a continuation of a Borrowing), including each Borrowing of a Swingline Loan and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a)        The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).

(b)        The representations and warranties set forth in Article 3 and in each other Loan Document shall be true and correct on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)        At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02.   First Credit Event.  On the Closing Date:

(a)        The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of Haynes and Boone, LLP, counsel for the Borrower, substantially to the effect set forth in Exhibit F, (A) dated the Closing Date, (B) addressed to the Issuing Bank, the Administrative Agent and the Lenders, and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinion.

(b)        All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent.

(c)        The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation (or equivalent organizational document), including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or equivalent organizational document) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or equivalent organizational document) of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

(d)        The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

(e)        The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(f)         The Intercreditor Agreement shall have been duly executed by each party thereto and shall be in full force and effect on the Closing Date.  The other Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date.  The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document.

(g)        (i) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons as indicated on such Perfection Certificate, and such other jurisdictions as may be reasonably specified by the Collateral Agent, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.  (ii) Except as otherwise consented to by the Collateral Agent, all outstanding Equity Interests in any GGS Company owned directly by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement (except that the Loan Parties shall not be required to pledge more than 66% of the outstanding voting Equity Interests in any Foreign Subsidiary) and the Collateral Agent shall have received all certificates or other instruments representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank.  (iii) All documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording.

(h)        The Administrative Agent shall have received a copy of, or a certificate as to coverage under, and an insurance broker’s letter with respect to, the insurance policies required by Section 5.06 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the

Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent.  The Administrative Agent shall have received evidence, in form and substance satisfactory to the Administrative Agent, of the effectiveness of the Borrower’s existing key man insurance policies.

(i)         The Borrower shall have received gross cash proceeds of not less than $50,000,000 from borrowings under the Second Lien Credit Agreement (not taking into account any original issue discount).  The terms and conditions of the Second Lien Credit Agreement and the provisions of the Second Lien Loan Documents shall be satisfactory to the Administrative Agent.  The Administrative Agent shall have received copies of the Second Lien Loan Documents, certified by a Financial Officer as being complete and correct.

(j)         All principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreements shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.  Immediately after giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and the Subsidiaries shall have outstanding no Debt or preferred stock other than (i) Debt outstanding under this Agreement, (ii) Debt outstanding under the Second Lien Credit Facility, (iii) the Series A Preferred Stock and (iv) Debt set forth on Schedule 3.20.

(k)        The Lenders shall have received the financial statements and opinion referred to in Section 3.15.

(l)         The Credit Facilities shall have received a debt rating from Moody’s and from S&P and the Borrower shall have received a public corporate family rating from Moody’s and a public corporate credit rating from S&P.

(m)       The Administrative Agent shall have received evidence in form and substance satisfactory to it that the Total Leverage Ratio on the Closing Date, after giving pro forma effect to the Transactions, does not exceed 3.99 to 1.00.

(n)        The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are Solvent.

(o)        All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any litigation, governmental, administrative or judicial action, actual or threatened in writing, that would reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

(p)        The Administrative Agent shall have received evidence that, as of the Closing Date, the procedures with respect to cash management required by the Security Documents have been established and are currently being maintained by each Loan Party, together with account control agreements duly executed by each such Loan Party and the other parties thereto in connection therewith.

(q)        No later than the fifth Business Day prior to the Closing Date, the Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

ARTICLE 5
AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of its Subsidiaries to:

Section 5.01.   Financial Statements, Reports, Etc.  In the case of the Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:

(a)        As soon as practicable and in any event within 45 days after the end of each fiscal quarter of each fiscal year except for the fourth fiscal quarter in each fiscal year, an unaudited consolidated  balance sheet of the GGS Companies as of the close of such fiscal quarter and unaudited consolidated statements of income and cash flows for the fiscal quarter then ended and that portion of the fiscal year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding fiscal year, and prepared by the GGS Companies in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower as presenting fairly in all material respects the financial condition of the GGS Companies on a consolidated basis as of their respective dates and the results of operations of the GGS Companies for the respective periods then ended, subject to normal year end adjustments.

(b)        As soon as practicable and in any event within 90 days (or, in the case of the fiscal year ended December 31, 2007, 120 days) after the end of each fiscal year commencing with the fiscal year ended December 31, 2007, a consolidated balance sheet of the GGS Companies as of the close of such fiscal year and consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding fiscal year and audited by UHY, LLP or another independent certified public accounting firm acceptable to the Administrative Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants (which report shall be without a “going concern” or like qualification or exception and shall not be qualified with respect to scope limitations imposed by any GGS Company or with respect to accounting principles followed by any GGS Company not in accordance with GAAP) to the effect that such financial statements fairly present in all material respects the financial conditions and results of operations of the GGS Companies on a consolidated basis in accordance with GAAP consistently applied.

(c)        As soon as practicable and in any event prior to the beginning of each fiscal year (commencing with fiscal year 2008), a business plan of the GGS Companies for the ensuing four fiscal quarters, such plan to include, on a quarterly basis, the following:  a quarterly operating and capital budget, operating assumptions, a projected income statement, statement of cash flows and balance sheet and a report containing management’s discussion and analysis of such projections, accompanied by a certificate from the chief financial officer of the Borrower to the effect that, to the best of such officer’s knowledge, such projections are good faith and reasonable estimates (utilizing reasonable assumptions in light of current conditions and current facts) of the financial condition and operations of the GGS Companies for such four quarter period.

(d)        At each time financial statements are delivered pursuant to Sections 5.01(a) or 5.01(b) and at such other times as the Administrative Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of the Borrower in the form of Exhibit E attached hereto (an “Officer’s Compliance Certificate”), including the portion, if any, of the Available Amount or the Equity Proceeds Available Amount expended during the period covered by such financial statements and the purpose for which such portion was expended and the then remaining unutilized portion of the Available Amount and the Equity Proceeds Available Amount.

(e)        At each time financial statements are delivered pursuant to Sections 5.01(a) or 5.01(b), (i) a report showing the projected usage of any and all seismic crews owned or operated by the GGS Companies for the ensuing three calendar months and (ii) backlog reports and a summary of the location of each seismic crew and the status of each ongoing project for such crews.

(f)         At each time financial statements are delivered pursuant to Section 5.01(b), a certificate of the independent public accountants certifying such financial statements and stating that in connection with their audit, nothing came to their attention that caused them to believe that any GGS Company failed to comply with the Financial Covenants insofar as they relate to financial and accounting matters or, if such is not the case, specifying such non-compliance and its nature and period of existence.

(g)        Promptly upon receipt thereof, copies of all reports, if any, submitted to any GGS Company or its Board of Directors (or equivalent body) or any shareholder thereof by its independent public accountants in connection with their auditing function, including any management report and any management responses thereto.

(h)        Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any GGS Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be.

(i)         Such other information regarding the operations, business affairs and financial condition of the GGS Companies, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request, including all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Section 5.02.   Notice of Litigation and Other Matters.  Furnish to the Administrative Agent, the Issuing Bank and each Lender prompt (but in no event later than 10 days after any executive officer of any GGS Company obtains knowledge thereof) written notice of the following:

(a)        the commencement of, or notice of intention of any person to commence, any proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any GGS Company or any of their respective properties, assets or businesses which if adversely determined could reasonably be expected to have a Material Adverse Effect;

(b)        any notice of any violation received by any GGS Company from any Governmental Authority including any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

(c)        any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any GGS Company which in any such case could reasonably be expected to have a Material Adverse Effect;

(d)        any attachment, judgment, lien, levy or order exceeding $1,000,000 that may be assessed against any GGS Company and which is not adequately covered by insurance;

(e)        (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which any GGS Company is a party or by which any GGS Company or any of their respective properties may be bound and which such event could reasonably be expected to have a Material Adverse Effect, in each case specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(f)         with respect to any of the following matters which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any GGS Company or ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any GGS Company or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) any GGS Company obtaining knowledge or reason to know that any GGS Company or ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

(g)        any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(h)        any change in the Borrower’s public corporate credit rating by S&P, in the Borrower’s public corporate family rating by Moody’s or in the ratings of the Credit Facilities by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or the Credit Facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower or the Credit Facilities.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or an Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that at any time that the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 5.03.   Accuracy of Information.  All written information, reports, statements and other papers and data furnished by or on behalf of the GGS Companies to the Administrative Agent or any Lender whether pursuant to this Article 5 or any other provision of this Agreement, or any of the Security Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 3.24.

Section 5.04.   Preservation of Corporate Existence and Related Matters.  Except as permitted by Section 6.04, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges reasonably necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failures to so qualify, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.05.   Maintenance of Property.  In addition to the requirements of any of the Security Documents, protect and preserve all material properties useful in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition all material buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner consistent with past practice.

Section 5.06.   Insurance.  (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by Applicable Law.

(b)        Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; promptly upon written request, deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of any premium due therefor.

Section 5.07.   Accounting Methods and Financial Records.  Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

Section 5.08.   Payment and Performance of Obligations.  Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform promptly when due (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, (b) all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof and (c) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that such GGS Company may contest any item described in clauses (a), (b) or (c) of this Section in good faith by appropriate proceedings so long as adequate reserves are maintained with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested item and, in the case of a Mortgaged Property, there is no imminent risk of forfeiture of such property.

Section 5.09.   Compliance with Laws and Approvals.  Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all material Governmental Approvals, in each case applicable to the conduct of its business.

Section 5.10.   Environmental Laws.  (a) In addition to and without limiting the generality of Section 5.09, (i) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, comply with, and use commercially reasonable efforts consistent with customary industry practices to ensure such compliance by all tenants and subtenants with, all applicable Environmental Laws and obtain and comply with and maintain, and use commercially reasonable efforts consistent with customary industry practices to ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (ii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws and (iii) defend, indemnify and hold harmless the Administrative Agent, the Collateral Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of such GGS Company, or any orders, requirements or demands of Governmental Authorities related thereto, including reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.

(b)        If a Default caused by reason of a breach of Section 3.08 or Section 5.10(a) shall have occurred and be continuing for more than 20 days without any GGS Company commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.

Section 5.11.   ERISA.  In addition to and without limiting the generality of Section 5.09, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

Section 5.12.   Compliance with Agreements.   Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including any Material Contract, except (it being agreed that this exception shall not apply to any Loan Document) where the failures to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, that such GGS Company may contest any such lease, agreement or other instrument (except any Loan Document) in good faith through appropriate proceedings so long as adequate reserves are maintained in accordance with GAAP.

Section 5.13.   Visits and Inspections.  Permit representatives of the Administrative Agent or any Lender, from time to time (and, if no Default or Event of Default has occurred and is continuing, upon reasonable notice and during normal business hours), to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that, unless an Event of Default has occurred and is continuing, the Lenders, as a whole, shall be entitled to make only one visit for any such purpose in any fiscal year.  The Borrower shall be responsible for all reasonable costs incurred by the Administrative Agent

(including any consultant or advisor engaged by the Administrative Agent) pursuant to this Section.

Section 5.14.   Additional Subsidiaries; Collateral.  (a) Promptly, but no later than 30 days (or such longer period as the Administrative Agent may agree in its sole discretion), after any Domestic Subsidiary of any GGS Company is formed or acquired (including as a result of any Permitted Acquisition) (each such new Subsidiary, an “Additional Subsidiary”), cause to be executed and delivered to the Administrative Agent (A) a duly executed joinder agreement in form and substance reasonably satisfactory to the Administrative Agent joining such Additional Subsidiary to the Guaranty Agreement, the Collateral Agreement and any other applicable Security Documents, (B) unless already pledged pursuant thereto, a duly executed joinder agreement in form and substance satisfactory to the Administrative Agent to the Collateral Agreement executed by each Loan Party owning any Equity Interests in such Additional Subsidiary pursuant to which such Equity Interests shall have been pledged in favor of the Collateral Agent, (C) updated Schedules 3.01 and 3.02 reflecting the creation or acquisition of such Additional Subsidiary and such other updated schedules to any Loan Document as may be reasonably requested by the Administrative Agent, (D) original stock or other certificates and stock or other transfer powers evidencing the ownership interests of the Borrower or applicable Subsidiary, as applicable, in such Additional Subsidiary and (E) any other documents and certificates as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent).

(b)        Promptly, but no later than 45 days (or such longer period as the Administrative Agent may agree in its sole discretion), after any acquisition of or involving material real property (including material leasehold interests), in each case as determined by the Administrative Agent in its reasonable discretion, cause to be executed and delivered to the Administrative Agent (i) Mortgages (unless otherwise agreed by the Administrative Agent) and (ii) an updated Schedule 3.18 together with title insurance policies, evidence of property insurance, copies of title exceptions, flood surveys, property surveys, environmental assessments and any other documentation reasonably requested by the Administrative Agent, all in form and content reasonably acceptable to the Administrative Agent.

(c)        Promptly, but no later than 45 days (or such longer period as the Administrative Agent may agree in its sole discretion), after any acquisition of or involving any marine vessel, cause to be executed and delivered to the Administrative Agent (i) a Vessel Mortgage with respect thereto and (ii) an updated Schedule 3.27(d) together with evidence of insurance covering such vessel and any other documentation reasonably requested by the Administrative Agent, all in form and content reasonably acceptable to the Administrative Agent.

(d)        As promptly as practicable after the Closing Date (but in any event by no later than the date that is three months (or such later date as the Administrative Agent may agree in its sole discretion) after the Closing Date)

cause to be executed and delivered to the Administrative Agent a Mortgage with respect to the Owned Real Property together with title insurance policies, evidence of property insurance, copies of title exceptions, flood surveys, property surveys, environmental assessments and any other documentation reasonably requested by the Administrative Agent, all in form and content reasonably acceptable to the Administrative Agent (the “Mortgage Requirement”); provided, however, that nothing contained in this Section 5.14(d) shall be construed to limit or restrict the Borrower from granting Liens on the Owned Real Property pursuant to Section 6.02(o) and in such event the Mortgage Requirement shall no longer be in effect and any Liens existing in favor of the Secured Parties with respect to such Owned Real Property shall be released and of no further force and effect, and each Secured Party hereby authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver such releases, financing statements and other documents and agreements requested by Borrower in order to effectuate the release of such Liens; provided further, however that upon the release of any Liens granted pursuant to Section 6.02(o), the Borrower shall promptly comply with the Mortgage Requirement.

(e)        If the aggregate book value of the assets of Foreign Subsidiaries organized under the laws of any single jurisdiction (a country being deemed to be a single jurisdiction) shall at any time exceed $10,000,000 and such condition shall exist for three consecutive Business Days, within 30 days (or such longer period as the Administrative Agent may agree in its sole discretion), (i) cause all outstanding Equity Interests in such Foreign Subsidiaries owned directly by or on behalf of any Loan Party to be pledged in favor of the Collateral Agent pursuant to a pledge agreement in form and content reasonably acceptable to the Administrative Agent (except that the Loan Parties shall not be required to pledge more than 66% of the outstanding voting Equity Interests in such Foreign Subsidiary) and shall take such steps as are required or are reasonably advisable under the laws of such jurisdiction to perfect such pledge (including, if required or reasonably advisable under such laws, entering into a pledge agreement governed by the laws of such jurisdiction) and (ii) cause to be executed and delivered to the Administrative Agent original stock or other certificates and stock or other transfer powers evidencing the ownership interests of the Loan Parties in such Foreign Subsidiaries so pledged, and any other documents and certificates as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent); provided that the Administrative Agent may, in its sole discretion, exempt the Borrower from entering into or perfecting such pledge if the Administrative Agent determines that the cost of entering into or perfecting such pledge is excessive in relation to the benefit afforded thereby.

(f)         Within the time periods specified therein (unless extended by the Administrative Agent in its sole discretion), the Borrower shall take the actions set forth in the letter agreement of even date herewith by and among the Borrower and the Administrative Agent (the “Post-Closing Letter”).

(g)        In connection with any of the foregoing, deliver or cause to be delivered to the Administrative Agent any legal opinions and other documents as the Administrative Agent may reasonably request relating to the existence of the relevant GGS Company, the corporate or other authority for and the validity of the relevant Security Documents and the creation and perfection of the Lien purportedly created thereby and any other matters relevant thereto, all in form and substance reasonably acceptable to the Administrative Agent.

Section 5.15.   Interest Rate Contracts.  On or before the date that is 30 days after the Closing Date, the Borrower shall establish and thereafter maintain Interest Rate Contracts with respect to interest rate exposure under this Agreement and the Second Lien Credit Agreement with an aggregate notional principal amount thereunder equal to at least 50% of the aggregate outstanding Term Loans under the Credit Facility and loans made under the Second Lien Credit Facility on the Closing Date, with tenors not less than two years from the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.16.   Use of Proceeds.  Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement.

Section 5.17.   Further Assurances.  Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under Applicable Law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents.

Section 5.18.   Ratings.  Use commercially reasonable efforts to cause the Credit Facilities to be continuously rated by S&P and Moody’s and to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower.

Section 5.19.   Information Regarding Collateral.  (a) Furnish to the Administrative Agent at least 30 days’ prior written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number.  The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)        In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to

Section 5.01(b), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.19.

ARTICLE 6
NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, neither the Borrower will, nor will it cause or permit any of its Subsidiaries to:

Section 6.01.   Limitations on Debt.  Create, incur, assume or suffer to exist any Debt except:

(a)        the Obligations (excluding Financial Hedging Obligations permitted pursuant to Section 6.01(b)); provided that the aggregate face amount of Letters of Credit issued under this Agreement and letters of credit issued under Section 6.01(n) shall not exceed $30,000,000 at any time outstanding;

(b)        Debt incurred by the Borrower in connection with a Financial Hedging Agreement (i) that is entered into in the ordinary course of business for purposes of mitigating risks associated with its business and that is not speculative in nature or (ii) required pursuant to Section 5.15;

(c)        Debt of the Borrower and its Subsidiaries existing on the Closing Date and set forth on Schedule 3.20 and not otherwise permitted under this Section, and any extensions, renewals or replacements of such Debt to the extent the principal amount of such Debt is not increased, neither the final maturity nor the weighted average life to maturity of such Debt is decreased, such Debt, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Debt remain the only obligors thereon;

(d)        Debt of the Borrower under the Second Lien Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $50,000,000;

(e)        Debt of the Loan Parties incurred in connection with Capital Leases; provided that the aggregate principal amount of Debt outstanding under Sections 6.01(e) and (f) shall not exceed $25,000,000 at any time outstanding;

(f)         purchase money Debt of the Loan Parties; provided that the aggregate principal amount of Debt outstanding under Sections 6.01(e) and (f) shall not exceed $25,000,000 at any time outstanding;

(g)        Debt incurred by the Loan Parties to finance the acquisition, development and construction of improvements on the Owned Real Property in an aggregate principal amount not to exceed $7,500,000 at any time outstanding;

(h)        other unsecured Debt of the Loan Parties in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(i)         Guaranty Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the other Secured Parties;

(j)         Guaranty Obligations of any Loan Party with respect to Debt permitted pursuant to subsections (a) through (g) of this Section;

(k)        Debt in an aggregate principal amount not to exceed $2,500,000 at any time outstanding consisting of promissory notes issued by the Loan Parties to current or former officers, directors and employees or their spouses or estates of such Loan Parties to purchase or redeem capital stock or options of the Borrower; provided that any such promissory note is subordinated to the Obligations under this Agreement on terms and conditions reasonably acceptable to the Administrative Agent;

(l)         Subordinated Debt of the Loan Parties (including Debt issued to a seller in connection with a Permitted Acquisition); provided that (i) such Subordinated Debt is expressly subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent, (ii) such Subordinated Debt does not mature, and is not subject to repurchase, repayment, redemption, sinking fund obligation or amortization, in each case, prior to the date that is six months after the Term Loan Maturity Date, (iii) such Subordinated Debt is not secured by any assets of the GGS Companies, (iv) such Subordinated Debt contains no financial maintenance covenants and otherwise contains covenants and events of default and are benefited by guarantees, if any, which are no less favorable to the Loan Parties than the covenants and events of default and guarantees contained in this Agreement and the other applicable Loan Documents, (v) such Subordinated Debt is not exchangeable or convertible into any other Debt of the GGS Companies or any preferred stock or other Equity Interests (other than common equity of the Borrower) that is not otherwise permitted under the terms of this Agreement, (vi) the aggregate principal amount of such Subordinated Debt does not exceed $25,000,000 at any one time outstanding and (vii) no Default or Event of Default shall have occurred and be continuing at the time of incurrence thereof or would result therefrom;

(m)       intercompany loans among the Borrower and the Subsidiaries to the extent permitted by Section 6.03(a);

(n)        Debt of the Loan Parties in respect of letters of credit in an aggregate face amount not to exceed $30,000,000 at any time outstanding supporting payment obligations incurred in the ordinary course of business of the GGS Companies; provided that the aggregate face amount of Letters of Credit issued under this Agreement and letters of credit issued under this Section 6.01(n) shall not exceed $30,000,000 at any time outstanding;

(o)        Debt not yet due that arises pursuant to customary provisions in acquisition agreements relating to indemnification, “earn-out” payments, payments under non-competition agreements, purchase price adjustments or similar adjustments in connection with Permitted Acquisitions or dispositions of assets permitted hereunder;

(p)        Debt of the Loan Parties arising under insurance premium financing arrangements entered into in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(q)        obligations in respect of performance, stay, customs, appeal and surety bonds and performance and completion guarantees or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business and consistent with past practice;

(r)         Debt in respect of netting services, overdraft protections and similar arrangements, in each case in connection with cash management and deposit accounts; and

(s)        Subordinated Debt of the Loan Parties incurred in connection with the Weinman Acquisition; provided that the maturity date of such Subordinated Debt incurred pursuant to this Section 6.01(s) may be prior to the maturity date of the Obligations.

Section 6.02.   Limitations on Liens.  Create, incur, assume or suffer to exist any Lien on or with respect to any of its assets or properties (including any Equity Interests), real or personal, whether now owned or hereafter acquired or on any income or revenues or rights in respect thereof, except:

(a)        Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed 30 days), if any, related thereto has not expired or which are being contested in compliance with Section 5.08;

(b)        the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than 30 days or (ii) which are being contested in compliance with Section 5.08;

(c)        Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

(d)        (i) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (in each case, other than Debt for borrowed money or Capital Leases), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business and consistent with past practice and (ii) obligations in respect of letters of credit or bank guarantees that have been posted by the Borrower or any of its Subsidiaries to support the payment of items set forth in preceding clause (i) of this subsection;

(e)        Liens constituting encumbrances in the nature of zoning restrictions, easements, rights of way, encroachments and other minor irregularities of title, and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(f)         Liens of the Collateral Agent for the benefit of the Collateral Agent and the other Secured Parties under the Loan Documents;

(g)        subject to the terms of the Intercreditor Agreement, the Second Priority Liens on the Collateral;

(h)        Liens on the assets of the Borrower or its Subsidiaries not otherwise permitted by this Section and in existence on the Closing Date and described on Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the Closing Date;

(i)         Liens on the assets of the Loan Parties securing Debt permitted under Sections 6.01(e) and 6.01(f); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed 100% of the original purchase price or lease payment amount of such property at the time it was acquired;

(j)         Liens on cash deposits by Loan Parties in an aggregate amount not exceeding $30,000,000 at any time securing Debt permitted by Section 6.01(n);

(k)        Liens on amounts held in escrow accounts pursuant to the terms of acquisition agreements in connection with Permitted Acquisitions;

(l)         purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(m)       licenses of patents, trademarks and other intellectual property rights granted by Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Borrower or such Subsidiary;

(n)        judgment Liens not otherwise constituting or arising out of an Event of Default pursuant to Section 7.01(m);

(o)        Liens on the Owned Real Property and any improvements constructed thereon securing Debt incurred pursuant to Section 6.01(g);

(p)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and

(q)        Liens not otherwise permitted hereunder on assets of the Loan Parties securing Debt or other obligations which do not exceed $5,000,000 in the aggregate at any time outstanding.

Section 6.03.   Limitations on Loans, Advances, Investments and Acquisitions.  Purchase, own, invest in or otherwise acquire, directly or indirectly, any Equity Interest (including the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

(a)        loans, advances or investments (i) existing on the date hereof by the Borrower in or to any Subsidiary or by any Subsidiary in or to the Borrower or any other Subsidiary and (ii) made after the date hereof by the Borrower in or to any Subsidiary or by any Subsidiary in or to the Borrower or any other Subsidiary; provided that the aggregate outstanding amount of such loans, advances and investments made by Loan Parties in or to Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed $25,000,000 at any time outstanding;

(b)        investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) maturing within 365 days from the date of acquisition thereof, (ii) commercial paper maturing no more than 120 days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (iii) certificates of deposit maturing no more than 365 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; (iv) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i), (ii), (iii) and (vi), (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; (v) fully collateralized repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (i) and (ii) above entered into with any bank meeting the qualifications specified in clause (iii) above or securities dealers of recognized national standing; or (vi) time deposits maturing no more than 90 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder (such investments described in items (i) through (vi) above, “Cash Equivalents”);

(c)        the Borrower or any Subsidiary may acquire all or substantially all the assets of a Person or line of business of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”) if each such acquisition meets all of the following requirements (such acquisitions being “Permitted Acquisitions”):

(i)        the Acquired Entity shall be primarily in substantially similar or related lines of business as the Borrower and its Subsidiaries;

(ii)       the Administrative Agent shall have received evidence of approval of the acquisition by the acquiree’s board of directors or equivalent governing body;

(iii)      a description of the acquisition in form and substance satisfactory to the Administrative Agent shall have been delivered to the Administrative Agent not less than 15 days prior to the consummation of the acquisition (it being agreed that the description of the Weinman Acquisition contained in the letter agreement referred to in the definition thereof shall be deemed satisfactory to the Administrative Agent so long as the Borrower delivers definitive documentation for such acquisition to the Administrative Agent prior to the date hereof and such documentation is substantially consistent with such description);

(iv)     the Borrower or any Subsidiary (or if any Loan Party is a party thereto, such Loan Party) shall be the surviving Person and no Change in Control shall have been effected thereby;

(v)      prior to consummation of the acquisition, the Borrower or applicable Subsidiary shall have delivered written evidence demonstrating to the satisfaction of the Administrative Agent that (A) the Borrower will be in compliance with the Financial Covenants after giving pro forma effect to the acquisition and any Debt incurred in connection therewith (and to any other acquisitions consummated and Debt incurred in connection therewith during the applicable calculation period) and (B) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the acquisition;

(vi)     the Borrower or applicable Subsidiary shall comply with the provisions of Section 5.14 within the time required by such Section; and

(vii)    the total cash consideration (after deducting cash and Cash Equivalents on the balance sheet of the Person being acquired or included in the assets being acquired to the extent such cash and Cash Equivalents are readily available to repay the Obligations) for all such Permitted Acquisitions shall not exceed $25,000,000 plus the then Available Amount plus the then Equity Proceeds Available Amount in any 12 month period (provided that the cash consideration paid in respect of the Weinman Acquisition shall not reduce the amount available for other Permitted Acquisitions pursuant to this clause (vii));

(d)        Financial Hedging Agreements permitted pursuant to Section 6.01(b);

(e)        purchases of assets in the ordinary course of business;

(f)         loans by any GGS Company to officers, directors and employees of the GGS Companies to facilitate their purchase of ownership interests or options in the Borrower in an aggregate amount not to exceed $500,000 at any time (determined without regard to any write-downs or write-offs);

(g)        transactions permitted under Section 6.05(c);

(h)        loans and advances to employees for reasonable travel and business expenses in the ordinary course of business in an aggregate amount not in excess of $500,000 outstanding at any time (determined without regard to any write-downs or write-offs); and

(i)         other additional loans and investments not otherwise permitted pursuant to this Section not exceeding $10,000,000 in the aggregate at any time outstanding plus the then Available Amount plus the then Equity Proceeds Available Amount (determined without regard to any write-downs or write-offs); provided, that all loans made pursuant to this clause shall (i) be evidenced by promissory notes and such other documents as may be requested by the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent and (ii) such promissory notes and related documents shall be delivered to the Administrative Agent as Collateral in accordance with the provisions of the Collateral Agreement.

Section 6.04.   Limitations on Mergers and Liquidation.  Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing:

(a)        any wholly owned Subsidiary of the Borrower may merge into or consolidate with the Borrower; provided that the Borrower shall be the surviving entity;

(b)        any wholly owned Subsidiary of the Borrower may merge into or consolidate with any other wholly owned Subsidiary of the Borrower in a transaction in which the surviving entity is a wholly owned Subsidiary of the Borrower and no person other than the Borrower or a wholly owned Subsidiary of the Borrower receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party);

(c)        any wholly owned Subsidiary of the Borrower may merge into the Person such wholly owned Subsidiary was formed to acquire in connection with an acquisition permitted by Section 6.03(c); and

(d)        any wholly owned Subsidiary of the Borrower may dissolve, liquidate and wind-up into the Borrower or any Subsidiary Guarantor.

Section 6.05.   Limitations on Sale of Assets.  Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

(a)        the sale of inventory in the ordinary course of business;

(b)        the sale in the ordinary course of business of worn-out or obsolete assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

(c)        (i) intercompany leases and transfers of equipment and related assets among GGS Companies that are Loan Parties, (ii) intercompany leases and transfers of equipment and related assets among GGS Companies that are not Loan Parties, (iii) intercompany leases of equipment and related assets by a Loan Party to a GGS Company that is not a Loan Party in the ordinary course of business so long as such Loan Party retains title to and ownership of such equipment and related assets at all times, (iv) intercompany leases of equipment and related assets by a GGS Company that is not a Loan Party to any other GGS Company in the ordinary course of business, and (v) any transfer of assets or other transaction permitted under Section 6.04;

(d)        the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(e)        subject to the requirements of Section 5.15, the disposition of any Financial Hedging Agreement;

(f)         the sale, or series of related sales, of any property, business or assets not otherwise permitted by this Section in an aggregate amount not to exceed $1,000,000 for each such sale or series of related sales and not to exceed $7,500,000 in the aggregate during the term of this Agreement;

(g)        the sale of non-strategic assets acquired as part of a Permitted Acquisition that the Borrower or such Subsidiary intended to sell at the time of such Permitted Acquisition; provided that such assets are identified in writing to the Administrative Agent within 60 days after the date of such Permitted Acquisition; and

(h)        the lease by any Loan Party as lessor of equipment to any third party that is not an Affiliate of such Loan Party in the ordinary course of business so long as such Loan Party retains title to and ownership of such equipment at all times; provided that the book value of all such equipment subject to such leases may not exceed, in the aggregate, $25,000,000 plus the sum of the then Available Amount plus the then Equity Proceeds Available Amount;

provided that with respect to any asset sale permitted under this Section (other than sales or transfers permitted under Section 6.05(a) through 6.05(e) or Section 6.05(h)) (i) the Net Cash Proceeds from such asset sale shall be subject to Section 2.13(d), (ii) such sale shall be made for consideration at least 75% of which is cash and (iii) such consideration shall be at least equal to the fair market value of such assets.

Section 6.06.   Limitations on Dividends and Distributions.  Declare or pay any dividends upon any of its Equity Interests or any other ownership interests; purchase, redeem, retire or otherwise acquire, directly or indirectly, any of its Equity Interests or other ownership interests, or, directly or indirectly, make any distribution of cash, property or assets among the holders of its Equity Interests or other ownership interests, or make any change in its capital structure which such change in its capital structure could reasonably be expected to have a Material Adverse Effect; provided that:

(a)        the Borrower or any Subsidiary may pay dividends in shares of its own capital stock;

(b)        any Subsidiary may pay cash dividends to the Borrower;

(c)        transactions under Section 6.04(a), Section 6.04(b), Section 6.04(d) and Section 6.05(c)(i) and (ii) shall be permitted;

(d)        so long as no Default or Event of Default shall exist or be continuing, the Borrower may purchase capital stock or options from present or former employees, officers, directors or consultants of the GGS Companies or their respective estates, spouses or family members upon the death, disability or termination of employment of such employee, officer, director or consultant, or make payments with respect to Debt used to repurchase such capital stock or options (provided that the aggregate amount of payments under this clause shall not exceed $1,250,000 in any fiscal year plus (A) proceeds of key-man life insurance maintained by the Borrower on the life of the Person with respect to whom such repurchase is made and (B) notes permitted to be issued pursuant to Section 6.01(k); provided further that (1) the cancellation of Debt shall not constitute a redemption and (2) the consideration for the purchase of capital stock or options pursuant to this clause may include the issuance of another equity security);

(e)        so long as no Default or Event of Default shall exist or be continuing, the Borrower may repurchase shares of its Class A Common Stock and Class B Common Stock from its employees; provided that the aggregate amount expended pursuant to this clause shall not exceed $10,000,000;

(f)         so long as no Default or Event of Default shall exist or be continuing, the Borrower may make customary payments of cash in lieu of fractional shares in connection with any transactions otherwise permitted hereunder;

(g)        so long as no Default or Event of Default shall exist or be continuing, (i) if the public corporate family rating of the Borrower from Moody’s is the same or better than the public corporate family rating of the Borrower from Moody’s as of the Closing Date, (ii) if the public corporate credit rating of the Borrower from S&P is the same or better than the public corporate credit rating of the Borrower from S&P as of the Closing Date and (iii) if the Borrower will be in compliance with the Financial Covenants after giving pro forma effect to the payment of such dividends or other payments and to any Debt incurred in connection therewith, then the Borrower may declare and pay dividends on, make distributions of cash or other assets (valued at fair market value) on, or repurchase or otherwise acquire, its Equity Interests from the then Available Amount, but not to exceed $10,000,000 during any fiscal year; and

(h)        so long as no Default or Event of Default shall exist or be continuing and the Borrower will be in compliance with the Financial Covenants after giving pro forma effect to the payment of such dividends or other payments and to any Debt incurred in connection therewith, the Borrower may declare and pay dividends on, make distributions of cash on, or repurchase or otherwise acquire, its Equity Interests from the then Equity Proceeds Available Amount.

Section 6.07.   Limitations on Exchange and Issuance of Capital Stock.  Issue, sell or otherwise dispose of any class or series of any Equity Interests that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) required to be redeemed or repurchased, including at the option of the holder or at maturity, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due, or requires payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Term Loan Maturity Date or (b) convertible or exchangeable into Debt or any Equity Interest referred to in clause (a).

Section 6.08.   Transactions with Affiliates.  (a) Except to the extent expressly permitted pursuant to Section 6.03(a) or Section 6.06, enter into, or be a party to, any transaction with any of its Affiliates, other than:

(i)        pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate; provided that any transaction between a Loan Party and a GGS Company that is not a Loan Party that is permitted under Section 6.05(c) shall be permitted under this Section so long as such transaction is pursuant to the reasonable requirements of the business of such Loan Party and is upon fair and reasonable terms that are no less favorable to such Loan Party than such Loan Party would obtain in a comparable arm’s length transaction with a Person not its Affiliate;

(ii)       transactions between or among the Loan Parties not involving any other Affiliate;

(iii)      the payment of reasonable and customary fees and indemnities to members of the board of directors (or similar governing body) of the Borrower and its Subsidiaries in the ordinary course of business;

(iv)      reimbursement of reasonable and customary out-of-pocket expenses of the members of the board of directors (or similar governing body) of the Borrower and its Subsidiaries in the ordinary course of business;

(v)      any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(vi)     transactions between or among GGS Companies not involving any Loan Party;

(vii)    the Transactions; and

(viii)   any reasonable out-of-pocket expenses payable to the Sponsor and the Kelso Investors pursuant to the Kelso Agreement.

Section 6.09.   Certain Accounting Changes; Organizational Documents.   (a)  Change its fiscal year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner adverse in any material respect to the rights or interests of the Lenders.

Section 6.10.   Amendments; Payments and Prepayments of Certain Debt.   (a)      (i) Amend or modify (or permit the modification or amendment of) any of the terms or provisions of the Second Lien Credit Agreement (other than in accordance with the terms of the Intercreditor Agreement) or any Subordinated Debt or (ii) make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or offer or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, the Second Lien Credit Facility or any Subordinated Debt (other than (x) to the extent permitted by Section 2.13(h)(iv), (y) Subordinated Debt incurred pursuant to Section 6.01(s) and (z) intercompany Subordinated Debt; provided that, without limiting any subordination provisions applicable thereto, no payment or other distribution shall be made in respect of Subordinated Debt incurred pursuant to Section 6.01(s) if a Default or Event of Default shall have occurred and be continuing at the time of such payment or other distribution).

(b)        Amend, modify or waive any of its rights under any Material Contract if such amendment, modification or waiver could reasonably be expected to result in a Material Adverse Effect.

(c)        Make any payment or other distribution in respect of earn-out provisions or similar purchase price adjustments in connection with any Permitted Acquisition or other investment if a Default or Event of Default shall have occurred and be continuing at the time of such payment or other distribution.

Section 6.11.   Restrictive Agreements.   (a)  Except as permitted pursuant to Section 6.11(c) below, enter into any Debt which contains any negative pledge on assets or any covenants more restrictive than the provisions of Article 5 or 6 hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt; provided that the foregoing shall not apply to the restrictions and conditions contained in the Second Lien Credit Agreement.

(b)        Except as permitted pursuant to Section 6.11(c) below, enter into or permit to exist any agreement which impairs or limits the ability of any Subsidiary of the Borrower to pay dividends or intercompany advances to the Borrower; provided that the foregoing shall not apply to the restrictions and conditions contained in the Second Lien Credit Agreement.

(c)        Notwithstanding the foregoing, the restrictions and conditions provided in Sections 6.11(a) and (b) above shall not prohibit or limit in any manner any restrictions (i) in agreements evidencing Debt permitted by Sections 6.01(e) and (f) that impose restrictions relating solely to the property so acquired with such Debt, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii)  customary restrictions or conditions imposed by (x) law or (y) in any of the Loan Documents or Financial Hedging Agreements, (iv) in any Lien permitted under Section 6.02 or any document or instrument governing any such  Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Lien; (v) in any instrument governing Debt or Equity Interests of a Person acquired by any GGS Company pursuant to a Permitted Acquisition, which encumbrance or restriction was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition) and is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired (including, but not limited to, such Person’s direct and indirect subsidiaries), provided that any such encumbrance or restriction contained therein relates only to such Debt or Equity Interests so acquired and that any such encumbrances or restrictions, individually or in the aggregate, shall not materially affect any Loan Party’s ability to pay the Obligations; (vi) contained in the Second Lien Credit Agreement or any other Second Lien Loan Document; (vii) in agreements entered into in the ordinary course of business in accordance with customary industry practice, provided that any such restrictions contained therein relate only to such agreements and that any such restrictions, individually or in the aggregate, shall not materially affect any Loan Party’s ability to pay the Obligations; and (viii) on net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business in accordance with customary industry practice.

Section 6.12.   Nature of Business.   Engage in any business other than the businesses engaged in on the Closing Date and similar or related businesses and activities reasonably incidental thereto.

Section 6.13.   Capital Expenditures.   Permit the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries in any fiscal year set forth below to exceed the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2008	$100,000,000
2009	$110,000,000
2010 and each fiscal year thereafter	$90,000,000

provided, however, that so long as no Default or Event of Default has occurred and is continuing or would result from such expenditure, any portion of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year; provided, further, if any such amount is so carried over, the amount set forth opposite the applicable subsequent fiscal year above will be deemed used in such subsequent fiscal year before the amount so carried over to such subsequent fiscal year.

Section 6.14.   Sale and Lease-Back Transactions.   Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any obligations in respect of Capital Leases or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

Section 6.15.   Assets of Non-Loan Parties.  Permit the aggregate book value of the assets (other than (i) any prepaid expenses or similar amounts required to be capitalized in accordance with GAAP and (ii) any accounts receivable that are invoiced in the ordinary course of business and in a manner consistent with customary industry practices and not outstanding for more than 60 days from the applicable invoice due date) of all Subsidiaries that are not Loan Parties to exceed $25,000,000 plus the sum of the then Equity Proceeds Available Amount at any time.

Section 6.16.   Total Leverage Ratio.   As of any fiscal quarter end, permit the Total Leverage Ratio to exceed the corresponding ratio set forth below:

Fiscal Quarter Ending	Ratio
March 31, 2008	3.00:1.00
June 30, 2008	2.75:1.00
September 30, 2008	2.50:1.00
December 31, 2008	2.25:1.00
March 31, 2009 and June 30, 2009	2.00:1.00
September 30, 2009	1.70:1.00
December 31, 2009	1.60:1.00
March 31, 2010 and each fiscal quarter end thereafter	1.50:1.00

Section 6.17.   Interest Coverage Ratio.   As of any fiscal quarter end, permit the Interest Coverage Ratio to be less than the corresponding ratio set forth below:

Fiscal Quarter Ending	Ratio
March 31, 2008	3.25:1.00
June 30, 2008	3.50:1.00
September 30, 2008	3.75:1.00
December 31, 2008 through December 31, 2009	4.00:1.00
March 31, 2010 and each fiscal quarter end thereafter	5.00:1.00

ARTICLE 7
EVENTS OF DEFAULT

Section 7.01.   Events of Default.   In case of the happening of any of the following events (“Events of Default”) (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise):

(a)        default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(b)        default shall be made in the payment of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c)        any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d)        default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) though Section 5.01(d) (and such default shall continue for a period of 15 days), Section 5.02(e)(i), Section 5.04 (with respect to preservation and maintenance of corporate existence), Section 5.14, Section 5.16 or Article 6;

(e)        default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (a), (b) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)         any GGS Company (other than any Inactive Subsidiary) shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Financial Hedging Agreement and such default causes the termination of such Financial Hedging Agreement or permits any counterparty to such Financial Hedging Agreement to terminate such Financial Hedging Agreement; provided that the foregoing shall constitute an Event of Default only if the maximum aggregate amount (giving effect to any netting agreements) that the GGS Companies would be required to pay as a result of such defaults exceeds $5,000,000;

(g)        the GGS Companies shall (i) default in the payment of any Debt (other than the Loans and Letters of Credit) the aggregate outstanding amount of which Debt is in excess of $5,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Loans and Letters of Credit) the aggregate outstanding amount of which Debt is in excess of $5,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired);

(h)        there shall have occurred a Change in Control;

(i)         any GGS Company (other than any Inactive Subsidiary) shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator or the like of itself or of a substantial part of its property, domestic or foreign, (v) become unable or admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing;

(j)         a case or other proceeding shall be commenced against any GGS Company (other than any Inactive Subsidiary) in any court of competent jurisdiction seeking (i) relief in respect of such GGS Company (other than any Inactive Subsidiary) or a substantial part of its property under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any GGS Company (other than any Inactive Subsidiary) or for all or any substantial part of their respective assets, domestic or foreign or (iii) the winding-up or liquidation of any GGS Company (other than any Inactive Subsidiary), and such case or proceeding shall continue without dismissal or stay for a period of 60 consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered;

(k)        any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on any GGS Company (other than any Inactive Subsidiary) party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the collateral purported to be covered thereby or any GGS Company shall so state in writing, in each case other than in accordance with the express terms hereof or thereof, or the Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Debt under the Second Lien Credit Agreement;

(l)         (i) any GGS Company (other than any Inactive Subsidiary) or ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, any GGS Company (other than any Inactive Subsidiary) or ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $5,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) any GGS Company (other than any Inactive

Subsidiary) or ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $5,000,000;

(m)       a judgment or order for the payment of money which causes the aggregate amount of all such judgments not adequately covered by insurance to exceed $5,000,000 in any fiscal year shall be entered against any GGS Company by any court and such judgment or order shall continue without discharge or stay for a period of 30 days;

(n)        any one or more Environmental Claims shall have been asserted against any GGS Company; the GGS Companies would be reasonable likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; or

(o)        the Subordinated Debt shall cease (or any GGS Company shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the agreements evidencing such Subordinated Debt;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (i) or (j) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (i) or (j) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02.   Borrower’s Right to Cure.    Notwithstanding anything to the contrary contained in this Article 7, in the event that the Borrower fails to comply with the requirements of any Financial Covenant with respect to any fiscal period, then, until the expiration of the tenth day after the date on which the

Borrower provides the Administrative Agent notice that it intends to exercise its rights under this Section (but only if such notice is provided on or before the date on which financial statements are required to be delivered under Section 5.01 (without regard to any cure periods set forth in Section 7.01) with respect to such fiscal period), the Sponsor (or any other holder of Equity Interests of the Borrower) shall have the right to make cash contributions to the common equity of the Borrower in an amount equal to (and no greater than) the amount necessary to cure the relevant failure to comply with such covenant, and upon the receipt by the Borrower of such cash (a “Specified Equity Contribution”), such covenant shall be recalculated giving effect to the following pro forma adjustments:

(i)        EBITDA shall be increased, solely for purposes of calculating the relevant Financial Covenant, by the amount of such Specified Equity Contribution;

(ii)       if, after giving effect to the foregoing recalculations, the Borrower shall be in compliance with the Financial Covenants, the Borrower shall be deemed to have satisfied the requirements of such covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default with respect to such covenants that had occurred shall be deemed to be cured for all purposes of this Agreement and the other Loan Documents; and

(iii)      to the extent the amount of any Specified Equity Contribution is used to repay Debt, such Debt shall not be deemed to have been repaid for purposes of calculating the Financial Covenants for the period with respect to which such Specified Equity Contribution is made;

provided that (x) in each period of four fiscal quarters of the Borrower, there shall be at least two consecutive fiscal quarters of the Borrower in which the right to cure set forth above is not exercised, (y) in each period of eight fiscal quarters of the Borrower, there shall be at least four consecutive fiscal quarters of the Borrower in which the right to cure set forth above is not exercised and (z) amounts contributed as Specified Equity Contributions shall be disregarded for all purposes of the other covenants contained in Article 6 and for purposes of adjusting the Applicable Percentage.

ARTICLE 8
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article 8, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the

Loan Documents, together with such actions and powers as are reasonably incidental thereto.   Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.  Each of the Lenders and the Issuing Bank acknowledges and agrees that the Agent shall also act, subject to and in accordance with the terms of the Intercreditor Agreement, as the collateral agent for the lenders under the Second Lien Credit Agreement.  Each Lender and the Issuing Bank further acknowledges that it has received a copy of the Intercreditor Agreement, authorizes the Agent to enter into the same, and agrees to be bound by its terms.  Each of the Lenders and the Issuing Bank hereby agrees that Credit Suisse, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.   Each Lender and the Issuing Bank hereby (i) acknowledges that Credit Suisse is acting under the Intercreditor Agreement in multiple capacities as the Administrative Agent, the Collateral Agent and the administrative agent and the collateral agent pursuant to the Second Lien Loan Documents and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Credit Suisse any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.   Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity.  Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct.  Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person.  Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead managers, arrangers, lead arrangers or co-arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Bank hereunder.

ARTICLE 9
MISCELLANEOUS

Section 9.01.   Notices.   Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)        if to the Borrower, to it at Global Geophysical Services, Inc., 3535 Briarpark, Suite 200, Houston TX 77042, Attention of Craig A.  Lindberg  (Fax No.  (713) 979-1529), with a copy to Craig Murrin (Fax No.  (713) 979-1560);

(b)        if to the Administrative Agent, the Collateral Agent, the Swingline Lender or the Issuing Bank, to Credit Suisse, Eleven Madison Avenue, New York, NY 10010, Attention of Agency Group (Fax No.  (212) 325-8304); and

(c)        if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01, in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.  As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Section 9.02.   Survival of Agreement.   All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated.  The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank.

Section 9.03.   Binding Effect.   This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.04.   Successors and Assigns.   (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)        Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) in the case of an assignment of Term Loans, the Administrative Agent shall use its commercially reasonable efforts to provide notice of any such assignment to the Borrower (it being agreed that any failure to provide, or any delay in providing, any such notice to the Borrower shall not affect the validity of such assignment), (ii) in the case of an assignment of a Revolving Credit Commitment, each of the Borrower, the Issuing Bank and the Swingline Lender must also give its prior written consent to such assignment (which consents shall not be unreasonably withheld or delayed) (provided, that the consent of the Borrower shall not be required to any such assignment made (x) to another Lender or an Affiliate of a Lender or an Approved Fund, (y) in connection with the initial syndication of the Credit Facilities, or (z) after the occurrence and during the continuance of any Event of Default), (iii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class); provided that simultaneous assignments by or to two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms, (vi) each assignee shall be a Lender, an Affiliate of a Lender or an Approved Fund or a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) that extends credit or invests in bank loans as one of its businesses, and (vii) no such assignment may be made to the Borrower, the Sponsor or any of their respective Affiliates or Subsidiaries or to a natural person.   Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c)        By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.15 or delivered pursuant to Section 5.01, the Intercreditor Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee agrees to be bound by the terms of the Intercreditor Agreement; (vii) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)        The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).   The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.   The Register shall be available for inspection by the Borrower, the Issuing Bank, the Collateral Agent

and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)        Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower, the Swingline Lender and the Issuing Bank to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)         Each Lender may without the consent of the Borrower, the Swingline Lender, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant)and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or person has an interest, increasing or extending the Commitments in which such participating bank or person has an interest or releasing Subsidiary Guarantors which represent all or substantially all of the value of the Guaranty Obligations or all or substantially all of the Collateral).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the amount of each participant’s participation (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat such Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  To the extent permitted by law, each participant shall also be entitled to the benefits of Section 9.06 as though it were a Lender, provided such participant agrees to be subject to Section 2.18 as though it were a Lender.

(g)        Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h)        Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)         Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.   The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.   Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).   In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.   In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any

Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j)         The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

(k)        In the event that any Revolving Credit Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Revolving Credit Lender that is not rated by any such ratings service or provider, the Issuing Bank or the Swingline Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Credit Lender) then the Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

Section 9.05.   Expenses; Indemnity.   (a) The Borrower shall pay (i) all out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender, the Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel thereof), in connection with the syndication of the Credit Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)        The Borrower shall indemnify the Administrative Agent and the Collateral Agent (and any sub-agent thereof), each Arranger, each Lender, the Issuing Bank and the Swingline Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other GGS Company or any Affiliate thereof arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby (including the syndication of the Credit Facilities), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or previously owned or operated by any GGS Company, or any Environmental Claim related in any way to any GGS Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other GGS Company or any Affiliate thereof, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnitee or any officer, director or employee of such Indemnitee or (y) result from a claim brought by the Borrower or any other GGS Company against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such GGS Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)        To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent or the Collateral Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing (and without limiting the Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent (or any such sub-agent), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent (or any such sub-agent) or the Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or the Collateral Agent (or any such sub-agent) or Issuing Bank or the Swingline Lender in connection with such capacity.   For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time.

(d)        To the fullest extent permitted by Applicable Law, no GGS Company shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions or the other transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)        The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the

Issuing Bank.   All amounts due under this Section 9.05 shall be payable on written demand therefor.

Section 9.06.   Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other GGS Company against any and all of the obligations of the Borrower or such GGS Company now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such GGS Company may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness.   The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have.

Section 9.07.   Applicable Law.   THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.   EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

Section 9.08.   Waivers; Amendment.   (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.   The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or

remedies that they would otherwise have.   No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.   No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)        No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section or release Subsidiary Guarantors which represent all or substantially all of the value of the Guaranty Obligations or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Revolving Credit Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender.

Section 9.09.   Interest Rate Limitation.   Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.10.   Entire Agreement.   This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof.   Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.   Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11.   WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.   EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12.   Severability.   In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).   The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13.   Counterparts.   This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03.   Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.14.   Headings.   Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15.   Jurisdiction; Consent to Service of Process.   (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.   Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.   Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b)        The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court.   Each of the parties hereto hereby irrevocably

waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)        Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.   Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.16.   Confidentiality.   Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16.   For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.   Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

Section 9.17.   USA PATRIOT ACT Notice.   Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GLOBAL GEOPHYSICAL SERVICES, INC.

By:
Name:
Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank

By:
Name:
Title:

By:
Name:
Title:

JEFFERIES FINANCE LLC, as Lender

By:
Name: Carl A. Toriello
Title: Executive Vice President

ALLIED IRISH BANKS PLC, as Lender

By:
Name:
Title:

WHITNEY NATIONAL BANK, as
Lender

By:
Name:
Title: